Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of
Common Stock
of
Metromedia International Group, Inc.
at
$1.80 Net Per Share
by
CaucusCom Mergerco Corp.,
a wholly owned subsidiary of
CaucusCom Ventures L.P.

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 14, 2007 UNLESS THE OFFER IS EXTENDED.

          CaucusCom Mergerco Corp.(“Purchaser”), a Delaware corporation and a wholly owned subsidiary of CaucusCom Ventures L.P. (“Parent”), a British Virgin Islands limited partnership, is offering to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of Metromedia International Group, Inc., a Delaware corporation (the “Company”), at a price of $1.80 per share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 18, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any supplements or amendments, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 17, 2007 (the “Merger Agreement”), among Parent, Purchaser and the Company. Pursuant to the Merger Agreement, among other things, after the completion of the Offer and subject to satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation.

          The board of directors of the Company has recommended that holders of Common Shares accept the Offer and tender their Common Shares pursuant to the Offer.

          There is no financing condition to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages 1 through 6.

IMPORTANT

          If you wish to tender all or any of your Common Shares prior to the expiration of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary for the Offer and either deliver the certificates for such Common Shares to the Depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof), deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Common Shares.

          A stockholder who desires to tender Common Shares and whose certificates representing such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

          Any questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

          THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

BNY Mellon Shareowner Services

ii

iii

SUMMARY TERM SHEET

          This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase, Schedule I to this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

Parties to the Tender Offer

CaucusCom Mergerco Corp. (“Purchaser”) is offering to purchase (the “Offer”) all of the issued and outstanding shares of common stock (the “Common Shares”) of Metromedia International Group, Inc. (the “Company”) for $1.80 per share in cash. Purchaser is a wholly-owned subsidiary of CaucusCom Ventures, L.P. (“Parent”). Parent is affiliated with Salford Capital Partners Inc. (“Salford Capital”), an international private equity and investment management firm based in the British Virgin Islands, and Compound Capital Limited (“Compound”), an international private investment firm based in Bermuda. Each of Parent and Purchaser was formed solely for the purpose of acquiring the Company and has conducted no activities to date other than activities incidental to its formation and in connection with acquiring the Company.

See the Introduction and Section 9 entitled “Certain Information Concerning Parent, Purchaser and Their Affiliates” of this Offer to Purchase.

Merger Agreement

In connection with the Offer, the Company, Parent and Purchaser have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, if the Offer is consummated and all necessary stockholder approvals are obtained, Purchaser will merge with and into the Company (the “Merger”), and the Company will continue as the surviving corporation.

The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the stockholders of the Company, if such approval and adoption are required by applicable law.

See Section 12 entitled “Purpose of the Offer; Plans for the

Company” of this Offer to Purchase.

Conditions to the Tender Offer	Purchaser will not be obligated to purchase any tendered Common Shares if any of the following events occur:

•

The number of Common Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended as described below) is less than the sum of (x) 63,300,000 Common Shares plus (y) the total number of Common Shares issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the expiration of the Offer, of election to exercise any option or warrant to purchase Common Shares or to convert preferred shares into Common Shares) after the date of the Merger Agreement and prior to the expiration of the Offer (such number, the “Original Minimum Condition”); provided, however, that Parent and Purchaser may, on a single occasion, decrease the Original Minimum Condition to a level not less than a (x) 56,182,474 Common Shares plus (y) 50% of the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of the Merger Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”; the terms “Original Minimum Condition” and “Lowered Minimum Condition” are used as applicable and are collectively referred to as the “Minimum Condition” in this Offer to Purchase);

•

a governmental entity of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the Offer, the top-up option (as described below) or the Merger; or

• certain other events described in Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase have occurred and are continuing.

See Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase.

Position of the Company Board of Directors	The board of directors of the Company has:
• determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and declared it advisable to enter into the Merger Agreement;

• approved the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated thereby; and

•

recommended that the holders of Common Shares accept the Offer and tender their Common Shares in the Offer and, to the extent applicable, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated thereby.

See the Introduction to this Offer to Purchase.

Expiration of the Tender Offer	The Offer expires at 12:00 midnight, New York City time, on August 14, 2007, unless the initial offering period of the Offer has been extended pursuant to and in accordance with the Merger Agreement.

See Section 1 Entitled “Terms of the Offer” of this Offer to Purchase.

Extension of the Tender Offer

If at any scheduled expiration date of the Offer, any of the conditions to the Offer (including the Original Minimum Condition or the Lowered Minimum Condition, as applicable) have not been satisfied or waived, (i) Purchaser must extend the Offer at the request of the Company, until such time as such conditions are satisfied or waived, the Merger Agreement is terminated in accordance with its terms or it becomes reasonably apparent that such conditions are not reasonably capable of being satisfied prior to December 31, 2007, provided that any such extension must be in increments of not more than five business days and that such extensions may not exceed an aggregate of twenty business days beyond the original expiration date of the Offer without the prior written consent of Parent, and (ii) Parent and Purchaser may, without the consent of the

Company, further extend the Offer beyond the applicable expiration date until such time as such conditions are satisfied or waived, in increments of not more than five business days, provided that such extensions may not in the aggregate exceed sixty-five business days (less the aggregate period of any extensions described in clause (i) above) without the prior written consent of the Company.

Purchaser may not extend the Offer if all of the conditions to the Offer have been satisfied or waived and Purchaser is permitted under applicable law to accept for payment and pay for shares tendered pursuant to the Offer and not withdrawn. However, if Purchaser decreases the Original Minimum Condition to an amount not less than the Lowered Minimum Condition and, following such change to the Original Minimum Condition, all of the conditions to the Offer have been satisfied or waived, all Common Shares tendered pursuant to the Offer and not withdrawn have been accepted by Purchaser for payment and the total number of Common Shares thereby acquired by Purchaser is less than the Original Minimum Condition, Purchaser must extend the Offer for a period of not less than ten or more than twenty business days as a “subsequent offering period.”

Purchaser must also extend the Offer for any period required by any rules or regulations of the Securities and Exchange Commission applicable to the Offer. In addition, the offering period of the Offer will be tolled for and during any period that any governmental entity has issued a temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the Offer, and the offering period will be extended for the number of days that such temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition remains in effect.

The parties’ ability or obligation to extend the Offer is subject to their rights to terminate the Merger Agreement in accordance with its terms.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Ability to Withdraw Tendered Shares	Common Shares tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on August 14, 2007 or such later date as the Offer may be extended and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 15, 2007. However, if Purchaser provides a subsequent offering period, stockholders will not be able to withdraw (i) any shares that they already tendered or (ii) any of the shares that they tender during the subsequent offering period.

Certain Effects of the Tender Offer

If the Offer is successful, unless the Original Minimum Condition is decreased to the Lowered Minimum Condition, Purchaser expects to own (after the consummation of the Offer or, if applicable, following the exercise of the top-up option) a sufficient number of Common Shares to cause the Merger to occur without a meeting of the Company’s stockholders pursuant to Delaware’s short-form merger statute. If the Merger takes place, Purchaser will own all of the Common Shares.

If the Offer is consummated but the Merger does not take place, there may be so few remaining holders of Common Shares and publicly traded Common Shares that there may not be a public trading market for the Common Shares, or any remaining public trading market may be highly illiquid. Moreover, under certain circumstances, the Company may be eligible to cease making public filings with the Securities and Exchange Commission.

See Section 7 entitled “Effect of the Offer on the Market for the Company’s Shares; AMEX Delisting and Pink Sheets; Exchange Act Registration” of this Offer to Purchase.

Merger

At the effective time of the Merger, each Common Share outstanding immediately prior to the effective time of the Merger (other than Common Shares owned by Parent or Purchaser or held by the Company, and Common Shares held by holders who have demanded and perfected their appraisal rights under Delaware law) will be canceled and will automatically be converted into the right to receive $1.80 per share in cash, without interest, less any applicable withholding taxes.

See Section 13 entitled “Transaction Documents” of this Offer to Purchase.

Top-Up Option

Subject to certain conditions ser forth in the Merger Agreement, the Company has granted to Purchaser an irrevocable option (the “top-up option”) to purchase a number of newly issued Common Shares equal to the number of Common Shares that, when added to the number of Common Shares already owned collectively by

Purchaser, will constitute one Common Share more than 90% of the Common Shares that will be issued and outstanding immediately after the issuance of all Common Shares under the top-up option. The purchase price per share for any Common Shares purchased by Purchaser under the top-up option will be equal to the price per share paid by Purchaser in the Offer. The top-up option will be exercisable if, and only if, immediately after the exercise of the top-up option, Purchaser owns more than 90% of the Common Shares then issued and outstanding.

The purpose of the top-up option is to permit Purchaser to acquire a number of Common Shares that will enable it to complete the Merger under Delaware’s short-form merger statute, without a meeting of the Company’s stockholders. The top-up option is subject to certain additional terms and conditions.

See Section 13 entitled “Transaction Documents” of this Offer to Purchase for more information.

Appraisal Rights

Appraisal rights are not available in connection with the Offer. If the Merger occurs, common and preferred stockholders will be entitled to appraisal rights in connection with the Merger.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

          See Section 1 entitled “Terms of the Offer”, Section 12 entitled “Purpose of the Offer; Plans for the Company”, Section 13 entitled “Transaction Documents”, Section 14 entitled “Dividends and Distributions”, Section 15 entitled “Certain Conditions to the Offer”, Section 16 entitled “Certain Legal Matters; Required Regulatory Approvals” and Section 17 entitled “Appraisal Rights” of this Offer to Purchase for a more complete description of the Offer and the transactions contemplated following the consummation of the Offer.

QUESTIONS AND ANSWERS

          CaucusCom Mergerco Corp. (“Purchaser”) is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Metromedia International Group, Inc. (the “Company”), for $1.80 per share in cash. The following are some of the questions that you, as a stockholder of the Company, may have in connection with the tender offer and the transactions contemplated following the consummation of the tender offer, and answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal before making any decision on whether to tender your shares.

          Unless the context indicates otherwise, we will use the terms “we,” “us” or “our” in this Offer to Purchase to refer to Purchaser and, where appropriate, Parent.

Who is offering to purchase my shares?

          Purchaser is offering to purchase your shares. Purchaser is a Delaware corporation incorporated on June 27, 2007. Purchaser is a wholly owned subsidiary of CaucusCom Ventures L.P. (“Parent”), a British Virgin Islands limited partnership organized on June 20, 2007. Parent is affiliated with Salford Capital Partners Inc. (“Salford Capital”), an international private equity and investment management firm based in the British Virgin Islands, and Compound Capital Limited (“Compound”), an international private investment firm based in Bermuda (collectively, the “Investors”). Compound is a subsidiary of Sun Capital Partners Ltd., a U.K.-based private investment firm (not affiliated with and having no relationship to the U.S.-based private equity firm Sun Capital Partners Inc.).

          Each of Parent and Purchaser was formed solely for the purpose of acquiring the Company and has conducted no activities to date other than activities incidental to its formation and in connection with acquiring the Company. See the Introduction and Section 9 entitled “Certain Information Concerning Purchaser and Its Affiliates” of this Offer to Purchase for more information on Purchaser, Parent, the Investors and their respective affiliates.

What are the classes and amounts of securities sought in the tender offer?

          We are seeking to purchase all of the issued and outstanding shares of common stock of the Company. See the Introduction and Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay? What is the form of payment?

          We are offering to pay you $1.80 per share, in cash, without interest, less any applicable withholding taxes.

Will I have to pay any fees or commissions?

          If you are the record owner of your shares and you tender your shares to Purchaser and its affiliates in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See the Introduction and Section 18 entitled “Certain Fees and Expenses” of this Offer to Purchase for more information.

Do you have the financial resources to pay the purchase price in the Offer?

          Yes. We estimate that we will need approximately $200 million to purchase all of the issued and outstanding shares of common stock of the Company pursuant to the tender offer and to pay related transaction fees and expenses. Affiliates of the Investors have provided us with sufficient funds to enable us to consummate the tender offer and the subsequent merger. The tender offer is not conditioned upon any financing arrangements. See Section 10 entitled “Source and Amount of Funds” of this Offer to Purchase for more information.

Is your financial condition relevant to my decision to tender my shares in the tender offer?

          We do not believe our financial condition is relevant to your decision to tender your shares in the tender offer because:

•	the tender offer is being made for all outstanding shares of common stock of the Company solely for cash;

•	the tender offer is not subject to any financing condition; and

•	if we consummate the tender offer, we intend to acquire all remaining shares of common stock of the Company in the subsequent merger for the same cash price.

What does the board of directors of the Company recommend regarding the tender offer?

          The board of directors of the Company has:

•

determined that the terms of the tender offer, the subsequent merger and the other transactions contemplated by the merger agreement among Parent, Purchaser and the Company are fair and declared it advisable to enter into the merger agreement;

•

approved the execution, delivery and performance of the merger agreement and the consummation of the tender offer, the subsequent merger and the other transactions contemplated by the merger agreement; and

•

recommended that the common stockholders of the Company accept the tender offer and tender their common shares in the tender offer and, to the extent applicable, approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

          See the Introduction to this Offer to Purchase for more information.

How long do I have to decide whether to tender my shares into the tender offer?

          You have until 12:00 Midnight, New York City time, on August 14, 2007, to tender your shares in the tender offer, unless the tender offer is extended as described below. If you cannot deliver everything that is required to make a valid tender by such time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 entitled “Terms of the Offer” and Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

Can the tender offer be extended and under what circumstances?

          If at any scheduled expiration date of the tender offer, any of the conditions to the tender offer (including the original minimum condition or the lowered minimum condition, as described below) have not been satisfied or waived, we must extend the tender offer at the request of the Company, until such time as such conditions are satisfied or waived, the merger agreement is terminated in accordance with its terms or it becomes reasonably apparent that such conditions are not reasonably capable of being satisfied prior to December 31, 2007, provided that any such extension must be in increments of not more than five business days and that such extensions may not exceed an aggregate of twenty business days beyond the original expiration date of the tender offer without our prior written consent. We also may, without the consent of the Company, further extend the tender offer beyond the applicable expiration date until such time as such conditions are satisfied or waived, in increments of not more than five business days, provided that such extensions may not in the aggregate exceed sixty-five business days (less the aggregate period of any extensions described in the preceding sentence) without the prior written consent of the Company.

          We may not extend the tender offer if all of the conditions to the tender offer have been satisfied or waived and we are permitted under applicable law to accept for payment and pay for shares tendered pursuant to the tender offer. However, if we decrease the original minimum condition to an amount not less than the lowered minimum condition (as described below) and, following such decrease of the original minimum condition, all of the conditions to the tender offer have been satisfied or waived, all shares tendered pursuant to the tender offer and not withdrawn have been accepted by us for payment and the total number of shares thereby acquired by us is less than the original minimum condition, we must extend the tender offer for a period of not less than ten or more than twenty business days as a “subsequent offering period.”

          We must also extend the tender offer for any period required by any rules or regulations of the Securities and Exchange Commission applicable to the tender offer. In addition, the tender offer period will be tolled for and during any period that any governmental entity has issued a temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the tender offer, and the offering period will be extended for the number of days that such temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition remains in effect.

          The parties’ ability or obligation to extend the tender offer period is subject to their rights to terminate the merger agreement in accordance with its terms.

          See Section 1 entitled “Terms of the Offer” of this Offer to Purchase for more information.

How will I be notified if the tender offer is extended?

          If the tender offer is extended, we will inform Mellon Investor Services, the depositary for the tender offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the first business day following the then scheduled expiration date of the tender offer. See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

What are the most significant conditions to the tender offer?

          We will not be obligated to purchase any tendered shares if any of the following events occur:

•

the number of common shares tendered into the tender offer and not withdrawn prior to any scheduled expiration date of the tender offer is less than the sum of (x) 63,300,000 common shares plus (y) the total number of common shares issued or issuable (solely in the case of common shares issuable, such common shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the expiration of the tender offer, of election to exercise any option or warrant to purchase common shares or to convert preferred shares into common shares) after the date of the merger agreement and prior to the expiration of the tender offer (such number, the “original minimum condition”); provided, however, that we may, on a single occasion, decrease the original minimum condition to a level not less than (x) 56,182,474 common shares plus (y) 50% of the total number of common shares issued or issuable (solely in the case of common shares issuable, such common shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the expiration of the tender offer, of election to exercise any option or warrant to purchase common shares or to convert preferred shares into common shares) after the date of the merger agreement and prior to the expiration of the tender offer (the “lowered minimum condition”; the terms “original minimum condition” and “lowered minimum condition” are used as applicable and are collectively referred to as the “minimum condition” in this Offer to Purchase);

•

a governmental entity of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the tender offer, the top-up option (as described below) or the merger; or

•	certain other events described in Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase have occurred and are continuing.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the merger agreement, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent and Purchaser; provided, however, that the minimum condition can only be waived with the prior written consent of the Company (except that Purchaser may, without the Company’s consent, on a single occasion decrease the original minimum condition to a level not less than a majority of the total number of common shares then issued and outstanding). The failure by Parent and Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. See Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase.

Under what circumstances will the Company be obligated to pay to Parent a termination fee and transaction expenses if the merger agreement is terminated?

          The merger agreement provides that, if the merger agreement is terminated:

•

by either the Company or Parent (x) because the tender offer is not consummated by December 31, 2007 or (y) if the tender offer conditions have not been satisfied or waived at any scheduled expiration date of the tender offer and the tender offer is not extended as described above, and (A) at any time prior to such termination a bona fide Eligible Alternative Proposal (as defined in Section 13 entitled “Transaction Documents” of this Offer to Purchase) has been publicly announced or has otherwise been made or submitted to the Company’s stockholders and, in each case, has not been withdrawn, (B) concurrently with such termination or within twelve (12) months thereafter, the Company or any of its subsidiaries (x) consummates any Eligible Alternative Proposal or (y) enters into a definitive agreement with respect to any Eligible Alternative Proposal and such Eligible Alternative Proposal is subsequently consummated, and (C) such termination was not due to a material breach by Parent or Purchaser of their obligations under the merger agreement, then the Company will pay Parent a termination fee of $5,500,000 and transaction expenses up to $2,000,000;

•

by Parent (x) because the tender offer is not consummated by December 31, 2007 due to a material breach of the merger agreement by the Company or (y) due to a breach of the merger agreement by the Company, then the Company will pay Parent transaction expenses up to $2,000,000 and, if concurrently with such termination or within twelve (12) months thereafter, the Company or any of its subsidiaries enters into a definitive agreement with respect to or consummates any Eligible Alternative Proposal, then the Company will also pay Parent a termination fee of $5,500,000;

•

by the Company, if the board of directors of the Company has approved, endorsed or recommended any Superior Proposal (as defined in Section 13 entitled “Transaction Documents” of this Offer to Purchase) in accordance with the merger agreement, then the Company will pay to Parent a termination fee of $5,500,000 (which will be payable prior to or concurrently with, and as a condition to the effectiveness of, such termination) and transaction expenses up to $2,000,000; or

•

by Parent, if the board of directors of the Company (i) has effected, or publicly proposed to effect, a Change of Recommendation (as defined in Section 13 entitled “Transaction Documents” of this Offer to Purchase) in accordance with the merger agreement or (ii) has approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any Alternative Proposal (as defined in Section 13 entitled “Transaction Documents” of this Offer to Purchase), then the Company will pay Parent a termination fee of $5,500,000 and transaction expenses up to $2,000,000.

          Except as described above, the termination fee is payable by the Company within two business days after the date of the event giving rise to the obligation to pay the termination fee. Transaction expenses are payable by the Company within two business days after receipt by the Company of reasonable documentation with respect to such transaction expenses.

          See Section 13 entitled “Transaction Documents” of this Offer to Purchase.

Under what circumstances will Parent be obligated to pay to the Company a termination fee if the merger agreement is terminated?

          The merger agreement provides that Parent will pay the Company a termination fee of $10,000,000 if:

•	the merger agreement is terminated because the tender offer is not consummated by December 31, 2007 due to a material breach of the merger agreement by Parent or Purchaser;

•

the merger agreement is terminated by the Company because Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would (A) reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Purchaser to timely consummate the tender offer, the merger and the other transactions contemplated by the merger agreement or (B) result in a failure of any tender offer conditions or any of the conditions to the parties’ obligation to effect the merger and the other transactions contemplated by the merger agreement to be capable of being satisfied, or the tender offer to be consummated, by December 31, 2007 and (ii) is not curable or, if curable, is not cured by Parent or Merger Sub within thirty days after written notice of such breach or failure to perform is given by the Company to Parent; or

•

the merger agreement is terminated by the Company, if all of the tender offer conditions (excluding conditions that, by their terms, cannot be satisfied until the expiration date of the tender offer, but which would be reasonably capable of being satisfied at the expiration of the tender offer) are satisfied or waived, and Parent and Purchaser fail to accept for payment or pay for any tendered shares in accordance with their obligations under the merger agreement.

          The $10,000,000 termination fee is payable by Parent upon termination of the merger agreement. Parent has delivered to the Company a letter of credit, in form reasonably satisfactory to the Company, issued by Barclays Bank, with a face amount of $10,000,000, in order to secure the obligation to pay the $10,000,000 termination fee to the Company. Under no circumstances will Parent be required to pay the $10,000,000 termination fee on more than one occasion. Upon payment of the termination fee, neither Parent nor Purchaser will have any future liability under the merger agreement.

          See Section 13 entitled “Transaction Documents” of this Offer to Purchase.

How do I accept the tender offer and tender my shares?

          To tender your shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services, the depositary for the Offer (the “Depositary”), not later than the time the tender offer expires. If your shares are held in street name (i.e., through a broker, dealer or other nominee), the shares can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. See Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase for more information.

If I accept the tender offer, when will I get paid?

          If the conditions to the tender offer as set forth in the Introduction and Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase are satisfied and we consummate the tender offer and accept your shares for payment, you will receive a check in an amount equal to the number of shares you tendered multiplied by $1.80 (less any applicable withholding taxes), promptly following expiration of the tender offer. See Section 2 entitled “Acceptance for Payment and Payment” of this Offer to Purchase for more information.

Until what time may I withdraw my previously tendered shares?

          The tender of your shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on August 14, 2007 or such later date as the tender offer may be extended and, unless accepted for payment pursuant to the tender offer, may also be withdrawn at any time after September 15, 2007. However, if we provide a subsequent offering period, you will not be able to withdraw (i) any shares that you already tendered or (ii) any of the shares that you tender during the subsequent offering period. See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase for more information.

How do I withdraw previously tendered shares?

          To withdraw shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a bank or broker, you must instruct the bank or broker to arrange for the withdrawal of your shares. See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

If I do not tender my shares but the tender offer is successful, what will happen to my shares?

          If the tender offer is successful, unless the original minimum condition is decreased to the lowered minimum condition (as described above), we expect to own, whether upon consummation of the tender offer or upon exercise of the top-up option (as described below), a sufficient number of common shares to cause the merger to occur without a meeting of the Company’s stockholders pursuant to Delaware’s short-form merger statute. If the merger takes place, Purchaser will own all of the shares of common stock of the Company, and all stockholders of the Company remaining after the tender offer other than us (and other than stockholders validly exercising appraisal rights) will receive $1.80 per share in cash without interest, less any required withholding taxes.

          Therefore, if the tender offer is successful and you have not tendered your shares (and have not exercised your appraisal rights, as described below), upon the consummation of the merger you will receive the same price per share as you would have received had you tendered your shares into the tender offer.

          If the original minimum condition is decreased to the lowered minimum condition and, as a result, we do not acquire, whether in the tender offer or upon exercise of the top-up option (as described below), a sufficient number of shares to cause the merger to occur without a meeting of the Company’s stockholders pursuant to Delaware’s short-form merger statute, the merger will not occur unless and until it is approved at a meeting of the Company’s stockholders. At the stockholders meeting, we will vote our shares acquired in the tender offer in favor of the merger, which will be sufficient to approve the merger, and the vote of other stockholders of the Company will not be solicited. However, an information statement complying with applicable rules of the Securities and Exchange Commission will be required to be circulated to stockholders in connection with the stockholders meeting, which will require the Company to prepare certain financial statements in accordance with applicable law. As a result, the consummation of the merger may be significantly delayed. Any remaining holders of shares of common stock of the Company will not receive the merger consideration until the stockholder vote occurs and the merger is thereafter completed.

What is a top-up option and when could it be exercised?

          Subject to certain conditions set forth in the merger agreement, the Company has granted to Purchaser an irrevocable option (the “top-up option”) to purchase a number of newly issued shares of common stock of the Company equal to the number of common shares that, when added to the number of common shares already owned collectively by us, will constitute one share more than 90% of common shares that will be issued and outstanding immediately after the issuance of all shares under the top-up option. The purchase price per share for any shares purchased by us under the top-up option will be equal to the price per share paid by us in the tender offer. The top-up option will be exercisable if, and only if, immediately after the exercise of the top-up option, we own more than 90% of the common shares then issued and outstanding.

          The purpose of the top-up option is to permit us to acquire a number of common shares that will enable us to complete the merger under Delaware’s short-form merger statute, without a meeting of the Company’s stockholders. The top-up option is subject to certain additional terms and conditions. See Section 13 entitled “Transaction Documents” of this Offer to Purchase for more information.

If the tender offer is completed, will the common shares continue to be publicly traded?

          Following the purchase of common shares in the tender offer, we intend to exercise the top-up option and complete the merger pursuant to the terms of the merger agreement. If the merger takes place, the common stock of the Company will no longer be publicly owned or traded.

          Even if the merger does not take place, after we purchase all of the common shares tendered into the tender offer, there may be so few remaining common stockholders and publicly held common shares that securities firms will no longer be interested in quoting the Company’s common stock on the pink sheets or otherwise maintaining a market for the Company’s common shares. If that occurs, there may not be a public trading market for the common shares following the consummation of the tender offer, or any remaining public trading market may be highly illiquid. Moreover, the Company may be eligible to cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules relating to publicly held companies.

          In addition, it is possible that, following the tender offer, the Company’s common shares will no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case you will no longer be able to use your common shares as collateral for loans made by brokers.

          See Section 7 entitled “Effect of the Offer on the Market for the Company’s Shares; AMEX Delisting and Pink Sheets; Exchange Act Registration” of this Offer to Purchase.

Are appraisal rights available in either the tender offer or the merger?

          Appraisal rights are not available in connection with the tender offer. If the merger occurs, common and preferred stockholders will be entitled to appraisal rights. See Section 17 entitled “Appraisal Rights” of this Offer to Purchase for more information.

What is the market value of my shares as of a recent date?

          On July 16, 2007, the last full day of trading before the public announcement by the Company of the execution of the merger agreement with us to acquire the Common Shares at a price of $1.80 per share, the last reported sale price per share of the Company common stock was $1.39. The offer price of $1.80 per share represents a premium of approximately 29% over such last reported sale price. You should obtain a recent quotation for your shares before deciding whether or not to tender. See Section 6 entitled “Price Range of the Shares” of this Offer to Purchase for more information.

What are the material U.S. federal income tax consequences of tendering shares in the tender offer?

          The receipt of cash by you in exchange for your shares pursuant to the tender offer or the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the shares surrendered and the amount of cash you receive for those shares. You should consult your tax advisor on the tax implications of tendering your shares. See Section 5 entitled “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

Whom can I call with questions?

          You can call BNY Mellon Shareowner Services, our Information Agent, at (888) 823-4441 or collect at (201) 680-6578, with any questions you may have. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Shares of Common Stock of Metromedia International Group, Inc.:

INTRODUCTION

          CaucusCom Mergerco Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of CaucusCom Ventures L.P. (“Parent”), a British Virgin Islands limited partnership, hereby offers to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of Metromedia International Group, Inc., a Delaware corporation (the “Company”), at a purchase price of $1.80 per share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 17, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Purchaser, Parent and the Company. The Merger Agreement provides for, among other things, the making of the Offer by Purchaser, and further provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, after the completion of the Offer, Purchaser will be merged with and into the Company (the “Merger”) and the Company will continue as the surviving corporation (the “Surviving Corporation”). The Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the stockholders of the Company, if such approval and adoption are required by applicable law. See Section 12 entitled “Purpose of the Offer; Plans for the Company” of this Offer to Purchase.

          At the effective time of the Merger, each outstanding Common Share (other than (x) any Common Shares owned by Parent or Purchaser or any subsidiary of Parent, (y) any Common Shares owned by the Company or held in the treasury of the Company or (z) any Common Shares held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be automatically converted into the right to receive in cash an amount per share equal to the Offer Price (the “Merger Consideration”). All Common Shares that have been so converted will be automatically canceled, and their holders will cease to have any rights with respect to such Common Shares, other than the right to receive (i) the Merger Consideration and (ii) any then unpaid dividend or other distribution with respect to any such Common Shares that have a record date prior to the effective time of the Merger.

          The Merger Agreement further provides that each issued and outstanding share of the Company’s 7.25% cumulative convertible preferred stock (the “Preferred Shares”) (other than any Preferred Shares held by stockholders who properly exercise appraisal rights under Delaware law) will remain outstanding immediately after the effective time of the Merger and will automatically become one share of 7.25% cumulative convertible preferred stock of the Surviving Corporation, having the rights and preferences set forth in the Certificate of Designation of 7.25% Cumulative Convertible Preferred Stock of Metromedia International Group, Inc., dated as of September 16, 1997 (as it may be amended from time to time, the “Certificate of Designation”), including with respect to all unpaid accumulated and accrued dividends on such Preferred Shares.

          Pursuant to the Merger Agreement, (i) each option to purchase Common Shares and (ii) each warrant to purchase Common Shares, in each case, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will be automatically canceled and the holder of such option or warrant will receive from the Surviving Corporation, in full settlement of such option or warrant, an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of such option or warrant multiplied by (y) the total number of Common Shares subject to such option or warrant.

          In addition, the Merger Agreement provides that, in connection with the Merger, as of immediately prior to the effective time of the Merger, any restrictions with respect to outstanding restricted Common Shares shall terminate or lapse. Upon the termination or lapse of such restrictions, such Common Shares will be outstanding Common Shares and will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

          The Merger Agreement and the transactions contemplated thereby are more fully described in Section 13 entitled “Transaction Documents” of this Offer to Purchase.

          Tendering stockholders who are record holders of their Common Shares and who tender their Common Shares directly to the Depositary (as defined below) will not be obligated to pay any brokerage fees or commissions or, except as otherwise provided in Instruction 7 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of such Common Shares by Purchaser pursuant to the Offer. Stockholders who hold their Common Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent will pay all charges and expenses of Mellon Investor Services, as depositary (the “Depositary”) and information agent (the “Information Agent”), incurred in connection with the Offer. See Section 16 entitled “Fees and Expenses” of this Offer to Purchase for more information.

          The board of directors of the Company has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and declared it advisable for the Company to enter in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the holders of Common Shares accept the Offer and tender their Common Shares in the Offer and, if necessary, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

          The Company has represented to Parent and Purchaser in the Merger Agreement that, on July 13, 2007, the board of directors of the Company received the opinion of Evercore Group L.L.C. (“Evercore”), the Company’s financial advisor, to the effect that, as of July 13, 2007, the cash consideration of $1.80 per share to be received by holders of Common Shares in the Offer and the Merger was fair to such holders from a financial point of view. The full text of Evercore’s written opinion, dated July 13, 2007, which describes the assumptions made, matters considered and limitations on the review undertaken, will be attached as an exhibit to the Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed by the Company with the Securities and Exchange Commission (the “SEC” or “Commission”) and mailed to the holders of Common Shares.

          Evercore’s opinion was provided to the Company’s board of directors for its information in its evaluation of the $1.80 per share cash consideration payable in the Offer and the Merger and relates only to the fairness of such cash consideration from a financial point of view. Evercore’s opinion does not address any other aspect of the Offer or the Merger or any related transaction and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Common Shares in the Offer or as to any other actions to be taken by any stockholder in connection with the Offer or the Merger. Holders of Common Shares are encouraged to read the opinion carefully in its entirety.

          The Offer is subject to a number of conditions, including the condition that there shall have been validly tendered and not withdrawn prior to the applicable expiration date of the Offer a number of Common Shares that is equal to not less than the sum of (x) 63,300,000 Common Shares plus (y) the total number of Common Shares issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to such expiration date of the Offer, of election to exercise any option or warrant to purchase Shares or to convert Preferred Shares into Common Shares) after the date of the Merger Agreement and prior to such expiration date of the Offer (such number, the “Original Minimum Condition”); provided, however, that the Original Minimum Condition may be decreased by Purchaser on a single occasion to a level not less than (x) 56,182,474 Common Shares plus (y) 50% of the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of the Merger Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”).

          See Section 1 entitled “Terms of the Offer” of this Offer to Purchase for more information.

          Pursuant to a Tender and Support Agreement, dated as of July 17, 2007 (the “Support Agreement”), among Purchaser, Parent and certain stockholders of the Company holding, beneficially or of record, approximately 35,581,072 Common Shares in the aggregate, such stockholders have agreed, among other things, to tender their Common Shares pursuant to the Offer and vote their Common Shares in favor of the Merger and against any alternative acquisition proposal, all on the terms and subject to the conditions set forth in the Support Agreement. See Section 13 entitled “Transaction Documents” of this Offer to Purchase for more information.

          None of Purchaser, Parent, the Investors or any of their respective affiliates currently beneficially owns any Common Shares, Preferred Shares or other securities of the Company, except insofar as the Support Agreement may be deemed to constitute beneficial ownership. Each of Purchaser, Parent, the Investors and their respective affiliates disclaims such beneficial ownership.

          THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	TERMS OF THE OFFER

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Common Shares validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase. The term “Expiration Date” means 12:00 midnight, New York City time, on August 14, 2007 (20 business days from the date of the Offer), unless the initial offering period of the Offer has been extended pursuant to and in accordance with the Merger Agreement, in which case the term “Expiration Date” means such subsequent time and date to which the expiration of the Offer is extended.

          THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE OTHER CONDITIONS DESCRIBED IN SECTION 15 – “CERTAIN CONDITIONS TO THE OFFER.” PARENT MAY TERMINATE THE OFFER WITHOUT PURCHASER PURCHASING ANY SHARES IF CERTAIN EVENTS DESCRIBED IN SECTION 15 OCCUR.

          Parent on behalf of itself and Purchaser expressly reserves the right from time to time, subject to certain conditions, to waive any conditions to the Offer or increase the Offer Price. However, Purchaser will not, and Parent will cause Purchaser not to, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, except that Purchaser may on a single occasion decrease the Original Minimum Condition to a level not less than (x) 56,182,474 Common Shares plus (y) 50% of the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of the Merger Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”; the terms “Original Minimum Condition” and “Lowered Minimum Condition” are used as applicable and are collectively referred to as the “Minimum Condition” in this Offer to Purchase); (iv) impose additional conditions to the Offer or (v) make any change in the Offer that would require an extension or delay of the then current Expiration Date (other than an increase in the Offer Price or a one-time decrease in the Original Minimum Condition to an amount not less than the Lowered Minimum Condition).

          Parent and Purchaser will not, and Parent has agreed that it will cause Purchaser not to, terminate or withdraw the Offer other than in connection with the effective termination of the Merger Agreement in accordance with its terms. So long as the Merger Agreement has not been terminated in accordance with its terms, if at any scheduled Expiration Date, any of the conditions to the Offer (including the Original Minimum Condition or the Lowered Minimum Condition, as applicable) have not been satisfied or waived, Parent and Purchaser must extend the Offer, at any time and from time to time, at the request of the Company, until such time as such conditions are satisfied or waived, the Merger Agreement is terminated in accordance with its terms or it becomes reasonably apparent that such conditions are not reasonably capable of being satisfied by December 31, 2007. Such extensions must be in increments of not more than five business days, provided that such extensions may not exceed an aggregate of twenty business days beyond the original Expiration Date without the prior written consent of Parent. Parent may, without the consent of the Company, further extend the Offer beyond the then applicable Expiration Date until such time as such conditions to the Offer have been satisfied or waived, in increments of not more than five business days, provided that such extension may not in the aggregate exceed sixty-five business days (less the aggregate period of any extensions pursuant to the preceding sentence) without the prior written consent of the Company.

          Except in connection with a one-time decrease of the Original Minimum Condition to an amount not less than the Lowered Minimum Condition (as described above), Parent will not, and will cause Purchaser not to, extend the Offer if all of the conditions to the Offer have been satisfied or waived and it is permitted under applicable law to accept for payment and pay for Common Shares tendered in the Offer and not validly withdrawn; provided, however, that if (i) Parent or Purchaser decreases the Minimum Condition to an amount not less than the Lowered Minimum Condition, (ii) following such change to the Minimum Condition, all of the other conditions to the Offer are satisfied or waived and (iii) all Common Shares tendered in the Offer and not validly withdrawn have been accepted for payment by Purchaser and the total number of Common Shares thereby acquired by Purchaser is less than the Original Minimum Condition, then Parent will, and will cause Purchaser to, extend the Offer for an aggregate period of not less than ten or more than twenty business days as a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.

          UNDER RULE 14d-7(a)(2) UNDER THE EXCHANGE ACT, IN THE EVENT THAT PARENT AND PURCHASER EXTEND THE OFFER FOR A SUBSEQUENT OFFERING PERIOD, NO WITHDRAWAL RIGHTS WILL APPLY TO COMMON SHARES TENDERED DURING SUCH SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS WILL APPLY DURING SUCH SUBSEQUENT OFFERING PERIOD WITH RESPECT TO COMMON SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT DURING THE INITIAL OFFERING PERIOD. THE SAME OFFER PRICE WILL BE PAID TO STOCKHOLDERS

TENDERING COMMON SHARES IN THE OFFER DURING THE INITIAL OFFERING PERIOD OR DURING A SUBSEQUENT OFFERING PERIOD, IF ONE IS MADE AVAILABLE.

          Parent and Purchaser must also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. In addition, the offering period of the Offer will be tolled for and during any period that any governmental entity of competent jurisdiction has issued a temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the Offer, and the offering period of the Offer will be extended for the number of days equal to the number of days that any such temporary restraining order, preliminary injunction or similar order or legal restraint or prohibition remains in effect. The parties’ ability or obligation to extend the offering period of the Offer is subject to their rights to terminate the Merger Agreement in accordance with its terms.

          If Parent and Purchaser extend the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Common Shares) for Common Shares tendered pursuant to the Offer, or is unable for any reason to pay for Common Shares tendered pursuant to the Offer, then, without prejudice to Parent’s and Purchaser’s rights under the Offer, the Depositary may retain tendered Common Shares on behalf of Purchaser, and such Common Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. However, Purchaser’s ability to delay payment for Common Shares tendered pursuant to the Offer that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder’s offer.

          Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension (including any subsequent offering period) will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Parent may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares in a manner reasonably designed to inform such holders of such change), Parent currently intends to make announcements regarding the Offer by issuing a press release.

          If Parent and Purchaser make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Parent and Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-

4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In contrast, a minimum ten-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

          If Parent and Purchaser decide, in their sole discretion, to increase the Offer Price and if, at the time that notice of the increase is first published, sent or given to holders of Common Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Common Shares.

          IF, ON OR BEFORE THE EXPIRATION DATE, PARENT AND PURCHASER INCREASE THE OFFER PRICE, SUCH INCREASED OFFER PRICE WILL BE PAID TO ALL STOCKHOLDERS WHOSE COMMON SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH COMMON SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN OFFER PRICE.

          Purchaser may assign, in its sole discretion, any of or all of its rights, interest and obligations under the Merger Agreement (including the right to purchase all or any portion of the Common Shares tendered in the Offer) to Parent or to any direct or indirect wholly owned subsidiary of Parent, but such assignment will not relieve Purchaser of its obligations under the Merger Agreement.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), as soon as practicable after the Expiration Date, Purchaser will purchase, by accepting for payment, and will pay for, all Common Shares validly tendered and not withdrawn on or prior to the Expiration Date. See the Introduction and Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase for more information.

          Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Parent expressly reserves the right to cause Purchaser to delay acceptance for payment of, and thereby delay payment by Purchaser for, Common Shares in order to comply in whole or in part with any applicable law. See Section 16 entitled “Certain Legal Matters; Required Regulatory Approvals” of this Offer to Purchase.

          If there is a subsequent offering period, Purchaser will accept for payment, and promptly pay, for all validly tendered Common Shares as they are received during the subsequent offering period.

          In all cases (including during the subsequent offering period), payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (i) the share certificates representing such Common Shares or timely confirmation of the book-entry transfer of such Common Shares (a “Book-Entry Confirmation”) (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase;

          (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and

(iii) any other documents required by the Letter of Transmittal.

          Accordingly, tendering stockholders may be paid at different times depending upon when share certificates or Book-Entry Confirmations with respect to Common Shares are received by the Depositary.

          The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

          For purposes of the Offer (including during the subsequent offering period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Common Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept payment for Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights described in Section 15 entitled “Certain Conditions to the Offer” of this Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR COMMON SHARES BE PAID BY PURCHASER BY REASON OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

          If any Common Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if share certificates are submitted for more Common Shares that are tendered, certificates for such unpurchased or untendered Common Shares will be returned, without expense to the tendering stockholder (or, in the case of Common Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

          Valid Tenders. For Common Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the share certificates representing tendered Common Shares must be received by the Depositary at this address or (B) Common Shares must be tendered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any subsequent offering period, if one is made available), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under the “Guaranteed Delivery.”

          Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant with the Book-Entry Transfer Facility may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. Although delivery of Common Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

          Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Common Shares) of Common Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) the Common Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal for more information. If the share certificates representing the Common Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates representing the Common Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the share certificates, with the signatures on the share certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal for more information.

          Guaranteed Delivery. If a stockholder desires to tender Common Shares under the Offer and such stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the Expiration Date, or the stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Common Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date, as provided below; and

          (iii) the share certificates (or a Book-Entry Confirmation) representing all tendered Common Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or transmitted by telegram, facsimile transmission or mail, and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

          Notwithstanding any other provision of this Offer to Purchase, payment for Common Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) share certificates representing the tendered Common Shares or a Book-Entry Confirmation of a book-entry transfer of the tendered Common Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when share certificates or Book-Entry Confirmations with respect to Common Shares are received by the Depositary.

          THE METHOD OF DELIVERY OF COMMON SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY

INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. THE STOCKHOLDER HAS THE RESPONSIBILITY TO CAUSE THE LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS TO BE TIMELY DELIVERED.

          Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Common Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

          Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Parent, Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

          Appointment. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to (i) the Common Shares tendered by such stockholder and accepted for payment by Purchaser and (ii) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Common Shares. All such proxies shall be considered coupled with an interest in the tendered Common Shares. This appointment will be effective if, when and only to the extent that Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Common Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Common Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company’s stockholders, and Purchaser reserves the right to require that in order for Common Shares or other securities to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting rights with respect to such Common Shares.

          Other Requirements. The tender of Common Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (i) such stockholder has a net long position in the Common Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Common Shares for such person’s own account unless, at the time of tender, the person so tendering (A) has a net long position equal to or greater than the amount of (x) Common Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Common Shares tendered and such person will acquire such Common Shares for tender by conversion, exchange or exercise and (B) will cause such Common Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

          Purchaser’s acceptance for payment of Common Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

          Backup U.S. Federal Income Tax Withholding. See the discussion under the heading “Backup U.S. Federal Income Tax Withholding” in Section 5 entitled “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase.

4.	WITHDRAWAL RIGHTS

          Except as otherwise provided in this Section 4, tenders of Common Shares made pursuant to the Offer are irrevocable. However, Common Shares tendered pursuant to the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after September 15, 2007 (or such later date as may apply if the Offer is extended); provided, however, that there will be no withdrawal rights during a subsequent offering period (if one is made available).

          For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the name of the person who tendered the Common Shares. If share certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Common Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been delivered pursuant to the book-entry transfer procedures described in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

          Withdrawals of Common Shares may not be rescinded. Any Common Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 entitled “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Parent, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, Purchaser or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          If Parent and Purchaser extend the Offer, or if Purchaser is for any reason delayed in its acceptance for payment of, or is unable to purchase, Common Shares validly tendered under the Offer, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

          CIRCULAR 230 ADVISORY: Any discussion of tax matters contained in this Offer to Purchase is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under U.S. federal tax law. This Offer to Purchase was written to support the promotion or marketing of the

Offer and the Merger. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

          The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Merger. This discussion is limited to stockholders who hold their Common Shares as capital assets for U.S. federal income tax purposes and who will not own any Common Shares (directly, indirectly or through attribution) after the completion of the Offer and the Merger (such stockholders, the “Stockholders”). This discussion does not consider the specific facts or circumstances that may be relevant to a particular Stockholder or any U.S. state and local or non-U.S. tax consequences of the Offer or the Merger. This discussion does not address the U.S. federal income tax consequences to a Stockholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Moreover, this discussion does not address special situations, such as the following:

•

tax consequences to Stockholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding Common Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•

tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold Common Shares through a partnership or similar pass-through entity.

          If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

          STOCKHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM

OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

          In General. The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and, as a result, a Stockholder will recognize gain or loss equal to the difference between the amount of cash received in connection with the Offer or the Merger and the aggregate adjusted tax basis in the Common Shares tendered by such Stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Common Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss recognized by such Stockholder will be a capital gain or loss, which will be long-term capital gain or loss if such Stockholder’s holding period for the Common Shares exceeds one year. The use of capital losses for U.S. federal income tax purposes is limited.

          Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax laws, payments made in connection with the Offer and the Merger may be subject to “backup withholding” at a rate of 28% unless a Stockholder holding Common Shares:

•	timely provides a correct taxpayer identification number (which, for an individual Stockholder, is the Stockholder’s social security number) and any other required information, or

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

          A Stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

          To prevent backup withholding on payments made in connection with the Offer or the Merger, each Stockholder must timely provide the Depositary with his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption. See Instruction 9 and the section entitled “Important Tax Information” of the Letter of Transmittal for more information.

          Backup withholding is not an additional tax. Any amounts withheld from a Stockholder under the backup withholding rules described above will be allowed a refund or a credit against such Stockholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

6.	PRICE RANGE OF THE COMMON SHARES

          The Common Shares are quoted solely on the Pink Sheets under the symbol “MTRM”. The following table sets forth, for the periods indicated, the reported high and low closing prices for the Common Shares on the Pink Sheets as reported by Bloomberg, L.P.:

	High	Low

Year Ended December 31, 2005
First Quarter	$1.98	$0.53
Second Quarter	1.60	0.95
Third Quarter	1.92	1.30
Fourth Quarter	1.85	1.44
Year Ended December 31, 2006:
First Quarter	1.71	1.25
Second Quarter	1.70	1.25
Third Quarter	1.89	1.25
Fourth Quarter	1.81	1.37
Year Ended December 31, 2007:
First Quarter	1.56	1.37
Second Quarter	1.60	1.25
July 1, 2007 to July 16, 2007	1.43	1.32

          On July 16, 2007, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Common Shares on the Pink Sheets was $1.39 per share. According to the Company Form 10-K, as of December 31, 2005, the number of holders of record of the Common Shares was approximately 6,039.

          Stockholders are urged to obtain a current market quotation for the Common Shares.

7.	EFFECT OF THE OFFER ON THE MARKET FOR THE COMPANY’S SHARES; AMEX DELISTING AND PINK SHEETS; EXCHANGE ACT REGISTRATION

          On March 3, 2003, the Common Shares and the Preferred Shares were delisted from the American Stock Exchange. During the period from March 3, 2003 to September 23, 2003, the Company’s equity securities were quoted on the OTC Bulletin Board trading system (the “OTCBB”). On September 24, 2003, the Company’s equity securities were removed from quotation on the OTCBB trading system due to the Company’s failure to comply with NASD Rule 6530, pursuant to which the Company was required to keep current with the SEC periodic report filing requirements. As a result, the Common Shares are currently traded only by means of the “Pink Sheets.”

          Securities traded on the Pink Sheets are not considered “listed” securities, and therefore, it is not possible for an issuer to “delist” such securities. Accordingly, the Common Shares would cease to trade on the Pink Sheets only if all market makers were to stop quoting the Common Shares following the consummation of the Offer. The purchase of Common Shares by Purchaser pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Common Shares, if any, held by stockholders other than Purchaser. Parent and Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly as a result of the purchase of Common Shares by Purchaser pursuant to the Offer would cause market makers to stop quoting the Common Shares on the Pink Sheets or would otherwise affect the level of interest in maintaining a market for the Common Shares on the part of securities firms. Nor can Parent and Purchaser predict whether such reduction in the number of Common Shares would have an adverse or beneficial effect on the market price for or marketability of the Common Shares, or whether it would cause future market prices to be greater or less than the Offer Price. In any event, if trading in the Common Shares has not ceased upon consummation of the Offer, trading in the Common Shares will cease upon consummation of the Merger.

          The Common Shares are currently registered under the Exchange Act of 1934 (as amended, the “Exchange Act”). Because the Company has not filed periodic reports for the periods following the fiscal year ended December 31, 2004, the Company is not in compliance with its reporting obligations under Section 13(a) of the Exchange Act. On April 17, 2007, the Company received a letter from the SEC informing the Company that, unless the Company filed all required periodic reports within fifteen days from the date of the SEC letter, the Company might be subject, without further notice, to an administrative proceeding under Section 12(j) of the Exchange Act to revoke the registration of the Company’s securities under the Exchange Act. The Company did not file such reports within such fifteen day period.

          If the registration of the Common Shares under the Exchange Act is not revoked by the SEC as described above, the Company may be eligible to terminate the registration of the Common Shares under the Exchange Act, upon application to the SEC, if there are fewer than 300 record holders of Common Shares following the consummation of the Offer. Parent intends to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Common Shares is not revoked by the SEC or terminated by the Company prior to the Merger, the registration of the Common Shares under the Exchange Act will be terminated by the Company following the consummation of the Merger.

          The Company also has a series of publicly traded 7.25 cumulative convertible preferred stock (the “Preferred Shares”) issued and outstanding. The Preferred Shares are registered under the Exchange Act. The Preferred Shares have been delisted from the American Stock Exchange in connection with the Company’s failure to file its periodic reports (as described above). If the registration of the Company’s equity securities under the Exchange Act is not revoked by the SEC as described above, the Company may be eligible to terminate the registration of the Preferred Shares under the Exchange Act, upon application to the SEC, if there are fewer than 300 record holders of Preferred Shares.

          If the Company’s equity securities were deregistered under the Exchange Act, all public trading in the Common Shares and the Preferred Shares, including the trading on the Pink Sheets, would immediately cease. Moreover, the revocation or termination of the registration of the Company’s equity securities under the Exchange Act would cease the Company’s ongoing reporting obligations under Section 13(a) of the Exchange Act, which would substantially reduce the information required to be furnished by the Company to holders of Shares or Preferred Shares and to the SEC. However, the Merger Agreement provides that in such event if the Company would be required to provide certain financial information to holders of the Preferred Shares on a quarterly or annual basis.

          The revocation or termination of the registration of the Company’s equity securities under the Exchange Act would also make certain other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, inapplicable to the Company. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933 (as amended, the “Securities Act”).

8.	CERTAIN INFORMATION CONCERNING THE COMPANY

          Except as specifically described herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be reviewed in conjunction with the more comprehensive financial and other information contained in such reports and other publicly available information. None of Parent, Purchaser or any of their affiliates has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Parent, Purchaser or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents or records, or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Parent, Purchaser or their affiliates.

          General. The Company is a Delaware corporation with its principal executive offices located at 8000 Tower Point Drive, Charlotte, North Carolina 28227. The telephone number of the Company is (704) 321-7380. The Company was organized under Pennsylvania law in 1929 and reincorporated under Delaware law in 1968. The Company is a holding company that has economic interests in various business ventures that principally provide telecommunication services to customers in the Republic of Georgia.

          Available Information. Subject to the subsection below entitled “Late Filings and Delisting of Shares,” the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s regional office located at 3 World Financial Center, Room 4-300, New York, New York 10281-1022. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The Company maintains an Internet website at: www.metromedia-group.com that investors and interested parties can access, free-of -charge, to obtain copies of all reports, proxy and information statements and other information that the Company submits to the SEC. The Company updates its Internet website as soon as practicable after the Company electronically files such materials with, or furnishes such materials to, the SEC. This information includes, without limitation, copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act.

          Certain Preliminary Financial Statements and Internal Projections and Forecasts. In the course of the due diligence review of the Company conducted by Salford Georgia during the period from September to December 2006 in connection with the 2006 Group’s acquisition proposal, and by the Investors during the period from April to July 2007 in connection with the Merger Agreement, the Company provided to the

Investors a business plan of Magticom Ltd. (“Magticom”), a limited liability company organized under the laws of the Republic of Georgia and located in Tbilisi, Georgia, for the 2007 fiscal year. The Company, through a number of intermediary holding company subsidiaries, presently owns a 50.1% ownership interest in Magticom. Magticom’s 2007 business plan, which was approved by the Company’s board of directors on April 4, 2007, contained certain non-public internal projections and forecasts relating to Magticom’s 2007 fiscal year.

          The material portions of the 2007 financial projections and forecasts contained in Magticom’s 2007 business plan are set forth below. This summary should be read together with the historical financial statements of the Company, which may be obtained in the manner described above under “Available Information.”

MAGTICOM PROJECTED 2007 FINANCIAL INFORMATION
(AMOUNTS IN US$ MILLIONS)

INCOME STATEMENT	FYE 12/31/07

Gross Revenue	$223.6

Cost of Revenue	42.0
Discounts and Allowances	9.3

Net Revenue	172.3

Operating Expenses	33.9

EBITDA	138.4

Taxable Income	102.0

Income Tax	20.4

Net Income	81.6

CASH FLOW

Beginning Cash Balance	$9.2
Cash Flow From (To) Operations	32.4
Corporate Workforce – Salary and Benefits	4.8
Professional Service Fees	12.1
Other Corporate Expenses	4.3
Legacy Liability Expenses	1.0
Transaction Specific Fees and Expenses	5.5

Ending Cash Balance	0.1

MARKET SHARE	51.8%

          The foregoing internal financial projections and forecasts were prepared by, and are the responsibility of, the Company’s management. The Company does not, as a matter of course, publicly disclose projections or forecasts of future revenues, earnings or other financial performance. The foregoing projections and forecasts were prepared solely for internal use in business planning and not with a view toward public disclosure, nor were they prepared in accordance with U.S. generally accepted accounting principles. The summary of these internal financial projections and forecasts is not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but because these internal financial projections and forecasts were made available by the Company to the Investors.

          These internal financial projections and forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s or Magticom’s management. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s or Magticom’s control. The foregoing internal financial projections and forecasts also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and prevent the projected or forecast results from being achieved include, but are not limited to, changes in the telecommunications market or competitive environment, the failure to develop competitive products, factors affecting pricing, equipment malfunctions, the failure to retain key management and technical personnel of the Company or Magticom, adverse reactions to the Offer by customers, suppliers and strategic partners, fluctuations in interest rates, the Company’s financial restatement process, and other risks described in the Company’s report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2004.

          Accordingly, there can be no assurance that the projections and forecasts will be realized, and actual results may vary materially from those shown. The inclusion of these internal financial projections and forecasts in this Offer to Purchase should not be regarded as an indication that any of the Company, Parent or Purchaser or their respective affiliates, advisors or representatives considered or consider these internal financial projections and forecasts to be a reliable prediction of future events, and these internal financial projections and forecasts should not be relied upon as such. None of the Company, Parent or Purchaser or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from these internal financial projections and forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the internal financial projections or forecasts to reflect circumstances existing after the date such internal financial projections or forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying these projections and forecasts are shown to be in error. None of Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, the Company, intends to make publicly available any update or other revisions to these internal financial projections or forecasts. None of the Company, Parent or Purchaser or their respective affiliates, advisors or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in these internal financial projections or forecasts or that forecasted results will be achieved. The Company has made no representation to Parent or Purchaser, in the Merger Agreement or otherwise, concerning these internal financial projections or forecasts.

          Late Filings and Delisting of the Shares. As described in the Company’s public announcements and filings with the SEC, the Company was unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”). The 2004 Form 10-K included restatements of previously filed financial statements as of December 31, 2003 and for the fiscal years ended December 31, 2003 and December 31, 2002, respectively, and the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively. The 2004 Form 10-K was filed with the SEC on December 14, 2006. In addition, the Company has been unable to timely file with the SEC its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and December 31, 2006, respectively, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007, respectively.

          The Company’s common stock and preferred stock were delisted from the American Stock Exchange on March 3, 2003. During the period from March 3, 2003 to September 23, 2003, the Company’s equity securities were quoted on the OTC Bulletin Board trading system (the “OTCBB”). On September 24, 2003, the Company’s equity securities were removed from quotation on the OTCBB trading system due to the Company’s failure to comply with NASD Rule 6530, pursuant to which the Company was required to keep current with the SEC periodic report filing requirements. As a result, the Company’s common stock and preferred stock are currently traded only by means of the “Pink Sheets.”

          Because the Company has not filed periodic reports for the periods following the fiscal year ended December 31, 2004, the Company is not in compliance with its reporting obligations under Section 13(a) of the Exchange Act. On April 17, 2007, the Company received a letter from the SEC informing the Company that, unless the Company filed all required periodic reports within fifteen days from the date of the SEC letter, the Company might be subject, without further notice, to an administrative proceeding under Section 12(j) of the Exchange Act to revoke the registration of the Company’s securities under the Exchange Act. If the Company’s equity securities were deregistered under the Exchange Act, all public trading in the Common Shares and the Preferred Shares, including the trading on the Pink Sheets, would immediately cease.

          Certain Contemplated Transactions. In connection with the due diligence investigation of the Company conducted by the Investors and their representatives in connection with the Merger Agreement, representatives of the Company have advised the

Investors and their representatives that representatives of Magticom have engaged in preliminary discussions with third parties regarding proposed acquisitions of several business ventures in the Republic of Georgia. According to the Company, these discussions are continuing and have not resulted in any agreements or understandings, whether definitive or preliminary, with respect to any such transactions.

9.	CERTAIN INFORMATION CONCERNING PARENT, PURCHASER AND THEIR AFFILIATES

          Parent is a British Virgin Islands limited partnership organized on June 20, 2007, with principal executive offices located at c/o Salford, Norfolk House, 31 St James’s Square, London SW1Y 4JJ, United Kingdom. The telephone number of the principal executive offices of Parent is (+44 20) 7004 7900. Parent is a holding company affiliated with (i) Salford Georgia (“Salford Georgia”), the local Georgian office of Salford Capital Partners Inc. (“Salford Capital”), an international private equity and investment management firm based in the British Virgin Islands, and (ii) Compound Capital Limited (“Compound”), an international private investment firm based in Bermuda. Compound is a subsidiary of Sun Capital Partners Ltd., a U.K. based private investment firm. Sun Capital Partners Ltd. is not affiliated with, and has no relationship to, the U.S.-based private investment firm Sun Capital Partners, Inc. Salford Georgia and Compound are collectively referred to as the “Investors” in this Offer to Purchase.

          Purchaser is a Delaware corporation incorporated on June 27, 2007, with principal executive offices located at c/o Salford, Norfolk House, 31 St James’s Square, London SW1Y 4JJ, United Kingdom. The telephone number of the principal executive offices of Purchaser is (+44 20) 7004 7900. Purchaser is a direct and wholly owned subsidiary of Parent.

          Each of Parent and Purchaser was formed solely for the purpose of acquiring the Company. To date, neither Parent nor Purchaser has engaged in any activities other than activities incidental to its formation and the commencement of the Offer.

          The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of Purchaser and Parent are set forth in Schedule I hereto. Neither Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) neither Purchaser nor Parent nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) neither Purchaser nor Parent nor, to the knowledge of Purchaser or Parent, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

          Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) neither Purchaser nor Parent nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, Parent, any of their affiliates or, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

          Except as described in Section 11 entitled “Background of the Offer; Contacts with the Company” of this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent, any of their affiliates or, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.	SOURCE AND AMOUNT OF FUNDS

          Purchaser expects that approximately $200 million will be required to consummate the Offer and the Merger and to pay related fees and expenses. Purchaser expects to fund the purchase price and related fees and expenses with funds provided by the Investors to Parent.

          Affiliates of each of Salford Georgia and of Compound have entered into commitment letters to provide equity contributions to Parent, in cash in immediately available funds, in an aggregate amount of up to $200 million. The proceeds received by Parent from such equity contributions will be used solely for the purpose of funding the transactions contemplated by the Merger Agreement, including (i) subject to the satisfaction or waiver of the conditions to the Offer, the purchase price of the Common Shares that Purchaser becomes obligated to purchase pursuant to the Offer and (ii) subject to the satisfaction or waiver of the conditions to the Merger, the Merger Consideration. The funding of the equity commitments and the issuance of the equity securities of Parent to the Investors will occur on the date Purchaser accepts for payment Common Shares tendered and not withdrawn pursuant to the Offer (to the extent of the Offer Price with respect to such Common Shares) and, if applicable, the closing date of the Merger (to the extent of the Merger Consideration). Immediately upon the funding of the equity commitments, Parent is expected to contribute to Purchaser amounts sufficient to fund the Offer Price with respect to the Common Shares that Purchaser becomes obligated to purchase pursuant to the Offer and, if applicable, the Merger Consideration.

          The aggregate proceeds contemplated by the equity commitments are expected to be sufficient for Parent and Purchaser to pay the consideration contemplated by the Offer and, if applicable, the Merger and to pay all related transaction fees and expenses on the terms contemplated by the Merger Agreement. Each of the parties that have executed the equity commitments has access to sufficient cash to satisfy its obligations under its equity commitment. Parent and Purchaser do not anticipate the need to seek alternate or additional sources of funding. Consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement is not conditioned upon any financing arrangements.

11.	BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

          The information set forth below regarding the Company was provided by the Company. None of Purchaser, Parent or any of their affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Investors or their affiliates did not participate.

          Background of the Transaction. Our affiliate, Salford Capital Partners Inc. (“Salford Capital”), is an international private equity and investment management firm that invests in a wide range of sectors, including telecommunications companies around the world. Salford Capital regularly evaluates investment opportunities in order to enhance and diversify its investment portfolio.

          In July 2006, the Company consummated a series of transactions associated with its then 81% indirect ownership interest in Telecom Georgia, a long-distance transit operator located in Tbilisi, Georgia. In summary, the Company acquired from Strikland Investments, Inc. (“Strikland”) and Greatbay Investments, Ltd. (“Greatbay”), international business companies organized under the laws of the British Virgin Islands, a controlling interest in Telenet, a Georgian company providing internet access, data communication, voice telephony and international access services, in exchange for cash and an indirect minority interest in Telecom Georgia. Salford Capital acted on behalf of each of Strikland and Greatbay in connection with these transactions. At approximately the same time, the Company sold to Dr. Jokhtaberidze, the Company’s principal partner in Magticom, an indirect minority interest in the Company’s ownership in Telenet and Telecom Georgia.

          Following these transactions, the Company held, through U.S.-based holding companies in which the Company has the controlling interest, a 25.6% equity interest in each of Telecom Georgia and Telenet. In connection with these transactions, the parties entered into an Option Agreement, dated May 19, 2006 (the “Option Agreement”), among Strikland, Greatbay and Metromedia Georgia Holdings, Inc., a wholly-owned subsidiary of the Company, pursuant to which, among other things, the Company granted to Strikland and Greatbay the right to compel the Company to purchase their membership interests in International Telcell, LLC (“International Telcell”), a Delaware limited liability company that is the direct parent company of each of Telecom Georgia and Telenet.

          In August 2006, Mark S. Hauf, Chief Executive Officer of the Company, arranged for representatives of Salford Georgia, the local Georgian office of Salford Capital, to meet with representatives of Emergent Telecom Ventures S.A. (“Emergent”), a communications merchant banking group that was previously involved in the acquisition in August 2005 of the Company’s interest in ZAO PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Etisalat (“Etisalat”), a UAE based telecommunications company, to discuss a possible acquisition of the Company’s assets in Georgia. At the meeting, Salford Georgia was invited to participate in a consortium with Emergent and Etisalat to acquire the Company’s assets in Georgia (including Magticom).

          After preliminary discussions with the Company and Magticom, Etisalat withdrew from the negotiations in early September 2006. Shortly thereafter, Istithmar (“Istithmar”), a Dubai based private equity group, entered into discussions with Emergent and Salford Georgia to participate in a transaction to acquire the Company’s assets in Georgia. Around that time, a bidder consortium (the “2006 Group”) consisting of Emergent, Istithmar and Salford Georgia was formed.

          On September 28, 2006, the 2006 Group executed a letter of intent (the “2006 LOI”) with the Company in respect of the 2006 Group’s proposal to acquire all of the outstanding capital stock of Metromedia International Telecommunications, Inc. (“MITI”), a wholly owned subsidiary of the Company, which represented substantially all of the Company’s assets, for an aggregate purchase price of $480 million in cash. The 2006 LOI provided for a 60-day exclusivity period, during which the 2006 Group would conduct due diligence and the parties would negotiate a binding purchase agreement, and set forth certain terms proposed to be contained in such a purchase agreement. Among other things, the 2006 LOI contemplated that the sale of MITI to the 2006 Group would be effected by means of a court supervised auction conducted in accordance with Section 363 of the U.S. Bankruptcy Code in a case proposed to be filed by the Company in the United States District Court for the District of Delaware.

          In October 2006, certain common stockholders of the Company filed a legal action in the Delaware Court of Chancery, seeking to enjoin the Company and its directors and officers from entering into an agreement to sell all or substantially all assets of the Company prior to a court-ordered annual meeting of stockholders of the Company, which the Company had agreed to hold on December 15, 2006, as well as to compel the Company and its directors and officers to comply with the provisions of the Delaware General Corporation Law that require a stockholder approval for the sale of all or substantially all assets of a Delaware corporation. On November 29, 2006, the court issued an order pursuant to which the Company was ordered to comply with the stockholder approval requirement in connection with any agreement for the sale of all or substantially all assets of the Company.

          During the course of negotiations to acquire MITI and the pendency of the legal action in the Delaware Court of Chancery, Istithmar and Emergent withdrew from the 2006 Group on October 24, 2006 and November 16, 2006, respectively. All of their respective interests in the 2006 LOI were assigned to Salford Georgia.

          On December 5, 2006, Salford Capital sent a letter to the Company in which it informed the Company that it had decided not to proceed with the transactions contemplated by the 2006 LOI and to terminate the 2006 LOI due to an alleged material breach by the Company of the “access to information” covenant contained in the 2006 LOI. In the letter, Salford Capital requested that the Company reimburse Salford Capital for the transaction expenses incurred by it in connection with the proposed transaction, in the aggregate amount of $1,010,000.

          On December 8, 2006, Salford Georgia presented the Company with a written revised offer to acquire MITI for $331,000,000. By letter dated December 14, 2006, the Company rejected Salford Georgia’s revised proposal as well as Salford Capital’s claim for expense reimbursement.

          See Item 1 of the Company’s Form 10-K for the year ended December 31, 2004 for more information concerning the 2006 LOI and the transactions contemplated thereby.

          On December 12, 2006, Mr. Hauf met with a representative of Salford Georgia to inquire as to the maximum amount Salford Georgia would be willing to pay to acquire the Company’s business interests in the country of Georgia, assuming there were no procedural obstacles (relating to the delay in the Company’s finalization of its outstanding financial statements or otherwise) to such a purchase. Mr. Hauf also asked whether Salford Georgia would consider acquiring the Company itself rather than its assets and on what terms, suggesting by way of example a tender offer for the Company’s securities or undertaking a merger with the Company in which one or both classes of the Company’s stock would be cashed out.

          On December 14, 2006, a representative of Salford Georgia spoke with Mr. Hauf and told him that Salford was unwilling to make an offer to acquire the Company’s business interests in Georgia at any a price materially greater than $331 million. Such representative also indicated that Salford was considering making a tender offer for the common stock of the Company, at a price equivalent to what the Company’s common stockholders would have received in the transactions contemplated by the 2006 LOI, followed by a merger in which the remaining Common Shares would be cashed out, and the Preferred Shares would remain outstanding. These discussions with Mr. Hauf continued at various times in January and February 2007.

          On December 21, 2006, Salford issued a press release stating that, based on a thorough review by Salford of the assets to be sold pursuant to the 2006 LOI and based on other associated events and issues over the prior two month period, Salford had made a revised offer to purchase MITI for $331 million.

          During the period from mid-December 2006 to February 2007, two meetings and a number of telephone conversations took place between representatives of Salford Georgia and a representative of Cadence Capital (“Cadence”), a shareholder of the Company. Cadence had contacted Salford regarding its possible interest in participating in a transaction involving the Company. An introductory meeting took place in London on December 12, 2006, and a follow-up meeting took place in New York on January 29, 2007. At the second meeting, the representative of Cadence verbally proposed that Salford Georgia support Cadence in a bid for the Company. No agreements were reached at either of these two meetings. Cadence subsequently contacted Salford Georgia on two occasions to express its interest in working together to acquire the Company, but Salford Georgia declined such collaboration.

          On January 10, 2007, a representative of Salford Georgia met with Mr. Hauf, at Salford’s request, to discuss Salford’s further intentions regarding the Company’s business interests in the country of Georgia. Such representative informed Mr. Hauf that Salford Georgia remained interested in acquiring the Company’s interests in Georgia, but was now considering making a proposal to acquire a majority of the common stock of the Company.

          On January 30, 2007, representatives of Salford Georgia met with Mr. Stuart Subotnick, a director and significant shareholder of the Company, to discuss a transaction involving the Company. No specific agreements or understandings were reached at that meeting.

          On February 12, 2007, a representative of Salford Georgia spoke with Mr. Hauf and confirmed Salford Georgia’s intention to propose a tender offer for the common stock of the Company and to engage U.S. counsel to advise Salford Georgia in connection with such a transaction. This conversation was limited to a general discussion of Salford Georgia’s interest in proceeding by means of a tender offer, and the representative of Salford Georgia made no definitive statements as to the price Salford Georgia was prepared to pay or any other material details.

          On February 14, 2007, a representative of Salford Georgia again spoke with Mr. Hauf about Salford Georgia’s intentions to propose a tender offer for the common stock of the Company. Mr. Rukhadze proposed a meeting between representatives of Salford Georgia and the Company during the following week to negotiate the terms of a potential transaction, including the price to be offered to holders of Common Shares in a tender offer and Salford Georgia’s intentions for the Company after completion of the tender offer.

          On February 22, 2007, representatives of Salford Georgia met with the Company’s negotiating committee, which consisted of Mr. Hauf, Mr. Subotnick, Wayne Henderson and James M. Dubin. At the meeting, the parties agreed to commence negotiations of a transaction pursuant to which Salford Georgia and its affiliates would acquire at least a majority of the issued and outstanding shares of common stock of the Company, at a purchase price of $1.80 per share in cash, subject to satisfactory completion of due diligence and agreement on definitive documentation.

          In mid-March 2007, Salford commenced discussions with Sun Capital Partners Ltd. (“Sun Capital”), a U.K.-based private investment firm (not affiliated with and having no relationship to the U.S.-based private equity firm Sun Capital Partners Inc.), regarding the possible participation of Sun Capital or its affiliates in the proposed acquisition of the Company.

          On March 20, 2007, Debevoise & Plimpton LLP (“Debevoise”), Salford Georgia’s legal advisers, spoke with Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), the Company’s legal advisers, regarding potential methods of structuring a tender offer transaction and other related issues.

          On April 10, 2007, Salford Georgia entered into a confidentiality agreement with the Company in connection with the proposed transaction. Shortly thereafter, Salford Georgia commenced its due diligence investigation of the Company.

          Also on April 10, 2007, Strikland and Greatbay gave a written notice to IT Georgia Holdings, LLC (“IT Georgia Holdings”), an indirect subsidiary of the Company and the successor in interest to Metromedia Georgia Holdings, Inc., of their intention to exercise the option to compel IT Georgia Holdings to purchase their respective 24.5% membership interests in International Telcell, for an aggregate cash price of $7,500,000, on the terms and subject to the conditions set forth in the Option Agreement. On April 16, 2007, at the request of the Company, Strikland and Greatbay revoked their exercise of the put option. Salford Capital acted on behalf of each of Strikland and Greatbay in connection with the put option exercise notice.

          In mid-April 2007, representatives of Salford Georgia met with Mr. William F. Harley, III, a director of the Company at that time and Co-Portfolio Manager and Chief Investment Officer of Fursa Alternative Strategies LLC (f/k/a Mellon HBV), a significant shareholder of the Company. Mr. Harley had previously indicated that his company might be interested in participating in a transaction involving the Company. No agreements or understandings were reached during the meeting, and no further discussions took place between Mr. Harley and representatives of Salford Georgia or any of the Investors regarding a transaction involving the Company.

          On May 10, 2007, Strikland and Greatbay again gave a written notice to the Company and IT Georgia Holdings of exercise by each of them of the option to compel IT Georgia Holdings to purchase their respective 24.5% membership interests in International Telcell, for an aggregate cash price of $7,500,000, on the terms and subject to the conditions set forth in the Option Agreement. Salford Capital again acted on behalf of each of Strikland and Greatbay in connection with the put option exercise notice.

          On or around May 10, 2007, Salford requested that the Company permit Salford to join together with Sun Capital in considering a potential transaction with the Company. On May 11, 2007, Sun Capital entered into a confidentiality agreement with the Company and began participating in the due diligence investigation of the Company conducted by Salford Georgia. Subsequently, Sun Capital informed the Company that it intended to participate in the proposed transaction through Compound, a private investment firm based in Bermuda and a wholly owned subsidiary of Sun Capital. On June 27, the Company, Sun Capital and Compound executed a letter agreement pursuant to which the Company permitted Sun Capital to share with Compound confidential information about the Company and Compound agreed to be bound by the terms of the confidentiality agreement between Sun Capital and the Company.

          On May 24, 2007, Debevoise sent a draft of the Merger Agreement to Paul Weiss. The draft Merger Agreement provided for a tender offer by Purchaser for all of the issued and outstanding Common Shares of the Company, at a price of $1.80 per share, to be followed by a “back-end” merger at the same price. On May 25, 2007, Debevoise also sent to Paul Weiss a draft Tender and Support Agreement (the “Support Agreement”) to be entered into by Parent, Purchaser and certain holders of Common Shares concurrently with the execution of the Merger Agreement.

          On May 30, 2007, IT Georgia Holdings, LLC purchased from each of Strikland and Greatbay their respective 24.5% membership interests in International Telcell, for a cash price of $7,500,000, in connection with the exercise by Strikland and Greatbay of their put option with respect to such membership interests under the Option Agreement. Salford Capital acted on behalf of each of Strikland and Greatbay in connection with the Option Agreement and the put option exercise.

          On June 5, 2007, the parties and their legal advisers met to discuss the terms of the Merger Agreement and the Support Agreement.

          On June 13, 2007, a representative of the Investors contacted the Company’s senior management to update the Company on the Investors’ intentions to work toward finalizing the Merger Agreement and the Support Agreement and completing their due diligence by the end of June or early July 2007 so as to be in the position to launch the proposed tender offer in early July 2007.

          During the period from June 15 to July 17, 2007, the parties and their respective legal advisors negotiated and finalized the Merger Agreement, the Support Agreement and ancillary transaction documents, the Investors completed their due diligence, Parent prepared drafts of the offering documents for the Offer, and Parent and the Investors obtained the letter of credit required by the Merger Agreement and finalized the banking arrangements necessary to consummate the Offer.

          On July 13, 2007, the board of directors of the Company met and approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and later that same day Parent, Merger Sub and the Company entered into the Merger Agreement.

12.	PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

          Purpose. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire common equity interest in, the Company. The purpose of the Merger is for Purchaser to acquire all Common Shares not purchased pursuant to the Offer. If the Offer is successful, Purchaser and Parent intend to consummate the Merger as promptly thereafter as practicable. The Offer is being made pursuant to the Merger Agreement.

          Stockholders of the Company who sell their Common Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering holders of Common Shares also will no longer have an equity interest in the Company. On the other hand, after selling their Common Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

          Approval. Under the Delaware General Corporation Law (the “DGCL”), the approval of the board of directors of the Company and the affirmative vote of the holders of a majority of the outstanding Common Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The board of directors of the Company has approved and adopted the Merger Agreement, the Merger and the other transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of a majority of the Common Shares.

          Short-Form Merger. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation that, absent the procedure for a short-form merger under Section 253 of the DGCL, would be entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation. If Purchaser acquires, pursuant to the Offer, the exercise of the Top-Up Option or otherwise, at least 90% of the outstanding Common Shares, Parent and Purchaser will be able to effect, and will be required to effect, the Merger without a vote of the Company’s stockholders.

          Stockholder Meeting. In the Merger Agreement, the Company has agreed, if a stockholder vote is required, to convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its board of directors, has further agreed that if a stockholders’ meeting is convened, the Company’s board of directors will recommend that stockholders of the Company vote to approve the Merger. At any such meeting, all of the Shares then owned by Purchaser, Parent or any of their affiliates, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

          Board Representation. Assuming Purchaser purchases a majority of the Common Shares pursuant to the Offer, Parent is entitled to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the boards of directors of the Company and its subsidiaries. Parent currently intends to designate Messrs. Peter Nagle, Irakli Rukhadze, Jamal Khan, William Alan McIntosh and Graydon Philip Bellingan to serve as directors of the Company following the consummation of the Offer. Parent expects that such representation would permit Parent to exert substantial influence over the Company’s conduct of its business and operations. See Section 13 entitled “Transaction Documents” of this Offer to Purchase.

          Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. Purchaser and Parent believe, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Acceptance Date at the same per share price as paid in the Offer.

          Plans for the Company. Except as otherwise described in this Section 12, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are conducted currently. Parent will continue to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel during the pendency of the Offer. After the consummation of the Offer and the Merger, Parent will take such actions as it deems appropriate in light of the circumstances that then exist.

          Extraordinary Corporate Transactions. Except as otherwise described in this Section 12, neither Purchaser nor Parent has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure, business or composition of its management or board of directors. Parent is currently evaluating ways to minimize the ongoing costs of the Company’s operations, and expects that following the consummation of the Offer it will cause the Company to dispose of any remaining “non-core” assets and to further reduce the size and costs of the Company’s administrative operations, particularly in the United States. In addition, Parent is in the process of reviewing steps it can take following the consummation of the Merger in order to limit the extent to which any future appreciation in the value of the Company’s non-U.S. assets are subject to U.S. taxation. Such review may result in proposals for the sale of a portion of Company’s interests in its non-U.S. assets or other extraordinary corporate transactions.

13.	TRANSACTION DOCUMENTS

          The Merger Agreement.

          The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Parent and Purchaser have filed with the SEC (the “Schedule TO”). The Merger Agreement may be examined and copies may be obtained in the manner set forth under “Available Information” in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

          The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, Parent and Purchaser as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract.

          The Offer. The Merger Agreement provides that Purchaser will commence the Offer not later than July 20, 2007. The Offer will be conducted on the terms and subject to the conditions described in Section 1 entitled “Terms of the Offer” and Section 14 entitled “Certain Conditions of the Offer” of this Offer to Purchase.

          Recommendation. The Company has represented in the Merger Agreement that its board of directors has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and declared it advisable to enter into the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated thereby and (iii) recommended that the stockholders of the Company accept the Offer and tender their Common Shares in the Offer and, to the extent applicable, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated thereby (the “Recommendation”).

          The Company has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company has also agreed to use its commercially reasonable efforts to disseminate the Schedule 14D-9 to the stockholders of the Company, together with this Offer to Purchase and other related documents, reasonably promptly after the commencement of the Offer and, to the extent practicable, to cooperate with Parent and Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the Schedule TO and other appropriate documents relating to the Offer to the holders of Common Shares.

          Directors. The Merger Agreement provides that, after Purchaser has purchased at least a majority of the Common Shares, Parent will be entitled to designate a number of directors of the Company that is equal to the product of the total number of directors of the Company (including the directors designated by Parent, current directors serving as officers of the Company and the directors, if any, designated by the holders of the Preferred Shares) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent bears to the number of Common Shares outstanding. In the event that Parent’s designees are elected or appointed to the Company’s board of directors, the Company’s board of directors will continue to include any directors that the holders of the Preferred Shares are entitled to elect pursuant to the certificate of designation. In addition, until the Effective Time (as defined below), the Company’s board of directors will have at least two directors (in addition to any directors that the holders of the Preferred Shares are entitled to elect pursuant to the certificate of designation) who are directors of the Company on the date of the Merger Agreement and who are neither officers of the Company nor designees, stockholders, affiliates or associates of Parent.

          Top-Up Option. Subject to certain terms and conditions set forth in the Merger Agreement, the Company has granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase a number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares owned by Parent or Purchaser or any wholly owned subsidiary of Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one Common Share more than 90% of the number of Common Shares that will be issued and outstanding immediately after the issuance of the Top-Up Option Shares, provided that the aggregate number of Top-Up Option Shares may not exceed the aggregate number of the Company’s then authorized but unissued Common Shares. The Top-Up Option may be exercised by Purchaser within five business days after the expiration of the Offer (including any subsequent offering period, if one is made available), subject to certain conditions set forth in the Merger Agreement. The purchase price of the Top-Up Option Shares will be equal to the Offer Price. The purchase price for the Top-Up Option Shares attributable to the par value of each of the Top-Up Option Shares will be payable by Purchaser to the Company in cash, and the balance of the aggregate purchase price payable for the Top-Up Option Shares may be paid by Purchaser, at its option, either in cash or by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. The promissory note will be canceled upon the closing of the Merger. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Purchaser’s ownership of a majority of outstanding Shares following completion of the Offer.

          Effective Time; Structure; Effects. On the terms and subject to the conditions set forth in Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger (the “Effective Time”), Purchaser will merge with and into the Company, whereupon the separate corporate existence of Purchaser will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger and a subsidiary of Parent.

          The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing), or at such other place, date and time as the Company and Parent may agree in writing.

          The Company has agreed to cause a certificate of merger to be filed with the Secretary of State of the State of Delaware on the closing date of the Merger. The Merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Purchaser in writing and specified in the certificate of merger in accordance with the DGCL.

          If, following the date on which Purchaser accepts Common Shares for payment in the Offer (the “Acceptance Date”), the expiration of any subsequent offering period or the closing of the purchase of the Top-Up Option Shares, Parent or any direct or indirect subsidiary of Parent owns at least 90% of the outstanding Common Shares, the parties to the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          Conversion of Securities. At the Effective Time, each Common Share outstanding immediately prior to the Effective Time (other than (A) any Common Shares owned, directly or indirectly, by Parent or Purchaser or held by the Company, in each case immediately prior to the Effective Time, and (B) any Common Shares held by holders who have demanded and perfected their right to dissent from the Merger and have validly exercised dissenters’ rights of appraisal with respect to such Common Shares) will be canceled and will automatically be converted into the right to receive in cash an amount per share equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon surrender of the certificate representing such Common Shares.

          Preferred Shares. Each Preferred Share issued and outstanding immediately prior to the Effective Time will remain outstanding immediately following the Effective Time and will automatically become one share of 7.25% cumulative convertible preferred stock of the surviving corporation, having the rights and preferences set forth in the Certificate of Designation (including with respect to all unpaid accumulated and accrued dividends on such Preferred Share).

          Stock Options. Each option to purchase Common Shares, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be canceled, and the holder of such option will receive from the surviving corporation an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of such option multiplied by (y) the total number of Common Shares subject to such option. If the exercise price per share of any Company stock option outstanding immediately prior to the Effective Time equals or exceeds the Merger Consideration, then such option will be canceled at the Effective Time and will be of no further force and effect, and no consideration will be payable in respect to such Company stock option.

          Restricted Shares. The Merger Agreement provides that, in connection with the Merger, as of immediately prior to the effective time of the Merger, any restrictions with respect to outstanding restricted Common Shares shall terminate or lapse. Upon the termination or lapse of such restrictions, such restricted Common Shares will be outstanding Common Shares and will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

          Representations and Warranties. The Merger Agreement contains representations and warranties made by the Company to Purchaser and Parent, and representations and warranties made by Purchaser and Parent to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations and warranties that the Company made are qualified by certain information that the Company filed with the SEC, as well as by confidential disclosure schedules that the Company delivered to Purchaser and Parent concurrently with the signing of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

          The Company’s representations and warranties relate to, among other things, the following matters:

•	the Company’s and its subsidiaries’ proper organization, good standing and qualification to do business;

•	the Company’s capitalization, including in particular the number of Common Shares (including restricted Common Shares), Preferred Shares, stock options, warrants and other equity-based interests;

•	the Company’s significant subsidiaries and the Company’s equity interests in such subsidiaries;

•	the Company’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement as against the Company;

•	the required consents and approvals of governmental entities and other third parties in connection with the transactions contemplated by the Merger Agreement;

•

the absence of violations of or conflicts with the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and the transactions contemplated by the Merger Agreement;

•

the timeliness and compliance with requirements of the Company’s SEC filings since December 14, 2006, including the accuracy and compliance with requirements of the financial statements contained therein;

•	the consolidated financial position of the Company and its subsidiaries, including certain financial statements;

•	the absence of outstanding indebtedness (other than intercompany loans among the Company’s wholly-owned subsidiaries or among the Company and its wholly-owned subsidiaries);

•	the absence of undisclosed liabilities;

•	compliance with applicable legal requirements and permits;

•	environmental matters;

•	matters relating to employee benefit plans;

•	the absence of certain changes since December 31, 2004;

•	legal proceedings and governmental orders;

•	tax matters;

•	employment and labor matters affecting the Company or its subsidiaries;

•	intellectual property;

•	real property;

•	material contracts and performance of obligations thereunder;

•	absence of certain interested-party transactions and undisclosed interests of the Company’s officers and directors;

•	insurance;

•

accuracy and compliance with applicable securities law of the information supplied by the Company for inclusion in filings made with the SEC in connection with the Merger, the Offer and the transactions contemplated by the Merger Agreement;

•

the possible required vote of the Company’s stockholders that may be required to approve and adopt the Merger Agreement and to approve the Merger in circumstances where a short-form merger is not possible;

•

the receipt by the Company of an opinion from Evercore Group L.L.C., the Company’s financial adviser, as to the fairness of the Offer and the Merger to holders of the Common Shares from a financial point of view; and

•	absence of undisclosed brokers’ fees.

          Many of the Company’s representations and warranties are qualified by a “Company Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, conditions or occurrences, is materially adverse to the business, properties, assets, liabilities, results of operation or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by the Merger Agreement. However, “Company Material Adverse Effect” excludes any fact, circumstance, event, change, effect, condition or occurrence resulting from, arising out of or relating to:

•

any change in interest rates or general economic conditions in the industries or markets in which the Company or any of its subsidiaries operates, unless such change has a materially disproportionate effect on the business and operations of the Company or any of its subsidiaries;

•	any adverse change in the stock price of the Company in and of itself;

•	any change in or interpretations of United States generally accepted accounting principles or applicable law;

•	any natural disaster or act of God;

•	compliance with the terms and conditions of the Merger Agreement or from the announcement or pendency of the transactions contemplated by the Merger Agreement;

•

an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any such event, whether or not involving the United States, the country of Georgia or any country constituting a part of the Commonwealth of Independent States;

•	any pending or threatened claim, action or proceeding arising out of or relating to the existence of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the failure of the Company to file its periodic reports with the SEC for the fiscal quarter ended March 31, 2005 and any subsequent period;

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the inability of the Company or any of its subsidiaries to receive an opinion relating to their financial statements from their respective independent outside accountants for the fiscal period ended December 31, 2005 and any prior or subsequent period; or

•	any disclosure in the Company Disclosure Letter.

          Notwithstanding the foregoing, any action or proceeding initiated by any governmental entity to cancel, revoke, terminate or suspend, or to materially change in a manner adverse to the Company or any of its subsidiaries the terms of, any of Magticom’s 900 MHz, 1800 MHz or 2.1 GHz licenses will constitute, in and of itself, a Company Material Adverse Effect.

          The Merger Agreement also contains various representations and warranties made by Purchaser and Parent that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	organization, valid existence and good standing;

•	capitalization of Purchaser;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement as against Purchaser and Parent;

•	required consents and approvals of governmental entities and other third parties in connection with the consummation of the Offer and the Merger;

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the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the absence of legal proceedings and governmental orders;

•

accuracy and compliance with applicable securities law of the information supplied by Purchaser and Parent for inclusion in the filings made with the SEC in connection with the transactions contemplated by the Merger Agreement;

•	financing arrangements among the Investors, Parent and Purchaser to pay for Common Shares purchased in the Offer and the Merger;

•	absence of undisclosed brokers’ fees; and

•	the independent investigation of the Company and its subsidiaries conducted by Parent and Purchaser and their representatives in connection with the Merger Agreement.

          The representations and warranties of each of the parties contained in the Merger Agreement will expire upon the Effective Time.

          Conduct of Business Pending the Merger. Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, between the date of the Merger Agreement and prior to the date on which a majority of the Company’s directors are designees of Parent or Purchaser or the date, if any, on which the Merger Agreement is earlier terminated:

•	The Company and its subsidiaries will conduct their operations only in the ordinary course of business consistent with past practice; and

•

The Company and its subsidiaries will use commercially reasonable efforts to maintain and preserve intact the Company’s business organization and advantageous business relationships and to retain the services of the Company’s key officers and key employees.

          The Merger Agreement provides that “conduct of business in the ordinary course” includes (x) the initiation of lines-of-business or launch of new services consistent with the basic strategy of each subsidiary of the Company, (y) the introduction or withdrawal of service packages within present lines-of-business of any subsidiary of the Company, when such action is consistent with prevailing market or competitive circumstances or in response to opportunities which might emerge, and (z) minor additions to the capital construction programs of any subsidiary of the Company, not included within the annual business plan, but advantageous to furtherance of such subsidiary’s basic business.

          The Company has also agreed that during the same time period, except (in most cases) in the ordinary course of business consistent with past practice and subject to certain other exceptions, the Company will not, and will cause each of its subsidiaries not to (unless Parent gives its prior written consent):

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amend or waive any provision of the Certificate of Incorporation or Bylaws of the Company or any organizational documents of its subsidiaries or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

•

make, declare or pay any dividend, or make any other distribution with respect to, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any Common Shares or any other securities of the Company or any of its subsidiaries, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for Common Shares or any other securities of the Company or any of its subsidiaries, except (x) in connection with cashless exercises or similar transactions pursuant to the exercise of Company stock options or other awards issued and outstanding as of the date hereof under the Company’s stock plans or permitted hereunder to be granted after the date hereof, (y) paid by subsidiaries of the Company in the ordinary course of business consistent with past practice or (z) Common Shares issued by the Company upon conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation;

•

adjust, split, combine or reclassify the Common Shares or any other securities of the Company or any of its subsidiaries, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for any Common Shares or any other securities of the Company or any of its subsidiaries (other than Common Shares issued by the Company upon (x) conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation or (y) exercise of any Company stock option or warrants);

•

make any material change (or file any such change) in any method of tax accounting or any tax election (except, in each case, as in the ordinary course of business or as is consistent with past practice), settle or compromise any material tax liability or enter into any agreement relating to taxes, in each case for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC filings;

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except as required by existing written agreements or Company’s benefit plans, or as required by applicable law, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers, except for increases to executive officers in the ordinary course of business consistent with past practice that become effective no earlier than January 1, 2008 and only in the event the Acceptance Date does not occur prior to such date, (B) enter into any employment, change in control, severance or retention agreement with any employee of the Company or (C) establish, adopt, enter into or amend any collective bargaining agreements, or Company’s benefit plans, except to the extent required to comply with Section 409A of the Tax Code;

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enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company’s benefit plans;

•

materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law or as may arise in response to findings of the Company’s independent auditors;

•

except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Common Shares or other equity interests in the Company or any of its subsidiaries, or any securities convertible into or exchangeable for any Common Shares or other equity interests, or any rights, warrants or options to acquire or with respect to any Common Shares, other equity interests in the Company or any of its subsidiaries or any securities convertible into or exchangeable for any Common Shares or other equity interests, or take any action to cause to be exercisable any otherwise unexercisable Company stock options, other than (A) issuances of Common Shares in respect of any exercise of Company stock options that are outstanding on the date of the Merger Agreement or may be granted after such date hereof as permitted under the Merger Agreement, (B) the grant of equity compensation awards in the ordinary course of business consistent with past practice under the Company stock plans, (C) the acquisition of Shares from a holder of a Company stock option or of restricted Common Shares in satisfaction of withholding obligations or, in the case of a Company stock option, in payment of the exercise price and (D) issuance of Common Shares in respect of the conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation;

•

sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any securities or other equity interests, or any rights, warrants or options to acquire or with respect to any securities or other equity interests, or any securities convertible into or exchangeable for any equity securities or other equity interests, in any of Telecom Georgia, Telenet and Ayety TV;

•

incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice, except for (A) any indebtedness for borrowed money among the Company and its wholly owned subsidiaries or among the Company’s subsidiaries, (B) indebtedness for money borrowed from persons who are not affiliates of the Company or any of its subsidiaries, in a principal amount not, in the aggregate, in excess of $3,000,000for the Company and all of its subsidiaries taken as a whole, (C) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness, provided that no such indebtedness will contain covenants that would materially restrict the ability of the parties to consummate the Offer or any other transactions contemplated by the Merger Agreement;

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except for transactions among the Company and its wholly owned subsidiaries or among the Company’s subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than certain liens as permitted by the Merger Agreement) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of any subsidiaries, other than dispositions occurring in the ordinary course of business consistent with past practice;

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other than in the ordinary course of business consistent with past practice, enter into any material contract or modify, amend, terminate or waive in any material respect any rights under any existing material contract, provided that the “ordinary course of business” includes undertaking contracts in connection with new subsidiary service offerings consistent with the basic subsidiary business strategy and for which there has been no “past practice”;

•	make any capital expenditures not contemplated by the operating budget Magticom in place as of the date hereof or having an aggregate value in excess of $4,000,000;

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make any investment or acquisition of another person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

•

waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $250,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	agree to take, make any commitment to take, or adopt any resolutions of its Company’s board of directors in support of, any of the actions prohibited above.

          No Solicitation of Transactions. Subject to certain exceptions described below, from and after the date of the Merger Agreement and until the earlier of (x) the date on which a majority of the Company’s directors are designees of Parent or Purchaser and (y) the termination date of the Merger Agreement, the Company has agreed not to, and to direct its representatives not to:

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solicit, initiate, knowingly encourage (including by providing non-public information) or knowingly facilitate any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Alternative Proposal (as defined below);

•

engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to propose publicly to approve, endorse or recommend any Alternative Proposal;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal; or

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approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement with any person relating to any Alternative Proposal.

          In addition, the Company has agreed to, and to cause each of its subsidiaries to, and to direct each of its and its subsidiaries’ representatives to, immediately cease any existing solicitations, discussions or negotiations with any person (other than the parties to the Merger Agreement) that has made or indicated an intention to make an Alternative Proposal on or prior to the date of the Merger Agreement.

          As used in the Merger Agreement, “Alternative Proposal” means:

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any proposal, inquiry, indication of interest or offer from any person or group of persons (other than Parent or any of its subsidiaries) for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than in respect of any interest not owned by the Company or any of its subsidiaries);

•	any proposal for the issuance by the Company of over 20% of its equity securities; or

•

any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Offer, the Merger or any other transactions contemplated by the Merger Agreement and other than in respect of any interest not owned by the Company or any of its subsidiaries.

          However, the Company may, in response to an unsolicited bona fide Alternative Proposal that did not result from or arise in connection with a breach of the no solicitation provisions of the Merger Agreement (a “Qualifying Alternative Proposal”) and that the Company’s board of directors determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal (as defined below):

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furnish non-public information with respect to the Company and its subsidiaries to the person making such Qualifying Alternative Proposal and its representatives pursuant to a customary confidentiality agreement no less restrictive in any material respect of and no more favorable in any material respect to the other party than the confidentiality terms and conditions of the Confidentiality Agreement (provided that such confidentiality agreement need not include any “standstill” or prohibitions on the ability of such third party to communicate with the Company’s minority partners in an effort to facilitate the consummation of the Qualifying Alternative Proposal); and

•	participate in discussions or negotiations with such person and its representatives regarding such Qualifying Alternative Proposal.

          The Company has agreed to promptly provide or make available to Parent any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Qualifying Alternative Proposal or its representatives that was not previously provided or made available to Parent.

          As used in the Merger Agreement, “Superior Proposal” means any Alternative Proposal (provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal are replaced by “50%”):

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on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Shares than the Offer and the Merger, taking into account all of the respective terms and conditions of such Alternative Proposal; and

•	that the Company’s board of directors believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          The Company has also agreed that its board of directors will not withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, or approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal. However, the Company’s board of directors may withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser (a “Change of Recommendation”) if, prior to the Acceptance Date, in response to a Qualifying Alternative Proposal, the Company’s board of directors determines in good faith, after consultation with outside counsel and financial advisors, that (x) such Qualifying Alternative Proposal constitutes a Superior Proposal and (y) failure to so withdraw, qualify or modify the Recommendation would be inconsistent with the Company’s board of directors’ exercise of its fiduciary duties.

          No Change of Recommendation may be effected unless, (i) prior to effecting such Change of Recommendation, the Company provides written notice to Parent, at least three business days in advance of the proposed effective date of such Change of Recommendation (the “Notice Period”), of its intention to effect such Change of Recommendation, which notice will specify all material terms and conditions of the Qualifying Alternative Proposal giving rise to such Change of Recommendation (including the identity of the person making such Qualifying Alternative Proposal and copies of any documents or correspondence evidencing such Qualifying Alternative Proposal), and any material modifications to any of the foregoing, (ii) during the Notice Period, if Parent so requests, the Company has agreed, and has agreed to cause its financial advisers and outside counsel to, negotiate with Parent in good faith to make such adjustments in the terms and conditions of Merger Agreement so that such Qualifying Alternative Proposal ceases to constitute (in the good faith judgment of the

Company’s board of directors) a Superior Proposal, and (iii) such Qualifying Alternative Proposal continues to constitute (in the good faith judgment of the Company’s board of directors) a Superior Proposal after taking into account any such amendments that Parent has agreed to make prior to the end of the Notice Period.

          The Company’s board of directors may also withdraw, modify or amend the Recommendation at any time prior to the Acceptance Date if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws. However, the Company’s board of directors may not take any such action in response to or in connection with an Alternative Proposal, except as described above.

          The Company has agreed to promptly (and in any event within 24 hours) advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to, or that would reasonably be expected to lead to, any Alternative Proposal, or (ii) any request for non-public information relating to the Company or its subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, including in each case a description of the material terms of any such Alternative Proposal or indication, inquiry or request. The Company has also agreed to keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal, indication, inquiry or request.

          The Merger Agreement does not prohibit the Company or its board of directors from disclosing to its stockholders a position contemplated by Rules 14d-9, Item 1012(a) of Regulation M-A and Rule and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position under such statement. The parties have also agreed that (i) a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of the Merger Agreement with respect thereto, shall not be deemed a withdrawal or modification, or proposal by the board of directors of the Company to withdraw or modify the Recommendation, or an approval or recommendation with respect to such Alternative Proposal, so long as such public statement includes a statement that the board of directors of the Company continues to support the Recommendation, and (ii) any “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the shareholders of the Company or otherwise, shall not constitute a Change of Recommendation or a withdrawal or modification, or proposal by the board of directors of the Company to withdraw or modify the Recommendation, or an approval or recommendation with respect to any Alternative Proposal.

          The Merger Agreement provides also that, notwithstanding the foregoing non-solicitation provisions, any action on the part of the Company’s minority partners in International Telcell Cellular, a subsidiary of the Company, including in respect to the transfer, sale or other disposition of their ownership interests in such subsidiary of the Company, will not be deemed to be a breach of any of the non-solicitation obligations of the Company and its subsidiaries under the Merger Agreement.

          Employee Matters. The Merger Agreement provides that, from and after the Acceptance Date, the Company and, after the Effective Time, the Surviving Corporation, will, and Parent will cause the Company and the Surviving Corporation to, honor all benefit plans of the Company and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Acceptance Date. However, the Merger Agreement does not prohibit the amendment or termination of any such benefit plans or compensation arrangements or agreements in accordance with their terms and applicable law at any time or from time to time thereafter.

          The Merger Agreement also provides that, as of the Acceptance Date, Parent, the Company and, after the Effective Time, the Surviving Corporation, and each of their respective subsidiaries will have all applicable obligations, liabilities and commitments in respect of providing notices and making available health care continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for all present and former employees of the Company (and their qualifying spouses or dependents) who are eligible for such coverage at any time prior to or following the Acceptance Date.

          Commercially Reasonable Efforts. Each of the parties to the Merger Agreement has agreed to use, and cause each of its subsidiaries to use, all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all necessary third-party consents and governmental approvals, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) consulting and cooperating with, providing assistance to and furnishing information requested by the other party in the preparation and filing with the SEC of the Schedule TO, other documents required to be filed in connection with the Offer, the Schedule 14D-9, the Proxy Statement and all necessary amendments and supplements thereto, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement.

          Subject to applicable legal limitations and the instructions of any governmental entity, the Company and Parent have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including, to the extent permitted by law, promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent or any of their respective subsidiaries, to or from any third party or any governmental entity with respect to such transactions. The Company and Parent have agreed to permit the other party to review in advance any proposed written communication to any supervisory or governmental entity. Each of the Company and Parent has agreed not to initiate any substantive meeting or discussion, either in person or by telephone, with any governmental entity in connection with the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

          If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement, each of the Company and Parent has agreed to cooperate in all respects with each other and to use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

          The parties have further agreed that, in the event that, prior to the commencement of the Offer, the Common Shares or the Preferred Shares are deregistered under the Exchange Act, each of the parties to the Merger Agreement will, and will cause its subsidiaries to, use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under all applicable laws to consummate the transactions contemplated by the Merger Agreement.

          Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, cause the Certificate of Incorporation and Bylaws (or similar organization documents) of the Company and its subsidiaries to contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws (or similar organization documents) of the Company and its subsidiaries as of the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries.

          After the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects, to the fullest extent permitted under applicable law, the obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provision in favor of each present and former director or officer of the Company or any of its subsidiaries (collectively, the “Indemnified Parties”) contained in the Certificate of Incorporation and Bylaws of the Company or similar organization documents of its subsidiaries, or in any agreement between an Indemnified Party and the Company in effect as of the date of this Agreement, with respect to any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer or director of the Company or any of its subsidiaries, occurring at or before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking, to the extent required by applicable law, the Certificate of Incorporation or Bylaws of the Company or similar organizational documents of its subsidiaries, or by the applicable agreement between the Indemnified Party and the Company, to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification), and (ii) the Surviving Corporation will cooperate in the defense of any such matter. However, the Surviving Corporation will not be liable for any settlement effected without its prior written consent and will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action, except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such action. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim.

          The Merger Agreement further provides that, at or prior to the Acceptance Date, the Company will purchase, at the Company’s expense, an extended “tail” reporting period for the Company’s directors’ and officers’ liability insurance policy in effect as of the date hereof (the “Current D&O Policy”), which extended “tail” reporting period will (i) be for an effective period of six (6) years after the Acceptance Date, (ii) be for the benefit of those persons who are covered by the Current D&O Policy, (iii) be purchased at a premium not in excess of $1.7 million and (iv) will contain terms with respect to coverage and amount no less favorable than those contained in the Current D&O Policy.

          If such extended “tail” reporting period cannot be obtained, or can only be obtained by the payment of a premium in excess of $1.7 million, then the Company will only be required to purchase such extended period, if any, as may be available for such length of time as can be obtained by the payment of a premium not in excess of such amount. If such “tail” policy has been obtained by the Company prior to the Acceptance

Date, Parent and the Company (and after the Effective Time, the Surviving Corporation) will be required to maintain such “tail” policy in full force and effect for its full term and shall continue to honor the Company’s obligations under such “tail” policy.

          The Merger Agreement provides also that, in the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of the Surviving Corporation shall succeed to its obligations with respect to indemnification and insurance described above.

          The foregoing provisions with respect to indemnification and insurance are intended to be for the benefit of, and grant third-party rights to and are enforceable by, each Indemnified Party and his or her heirs and representatives. Such provisions are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have, by contract or otherwise. The Merger Agreement provides also that, if any Indemnified Party makes any claim for indemnification or advancement of expenses as described above that is denied by Parent or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation will pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent or the Surviving Corporation.

          Metromedia Name, Trademark and Logo. The Merger Agreement provides that, subject to the rights of Metromedia Company, an affiliate of the Company, specified in the License Agreement, dated as of November 1, 1995, by and between Metromedia Company and the Company (as amended, the “License Agreement”) will automatically terminate on the first anniversary of the Acceptance Date. Parent and Purchaser have agreed (on behalf of themselves and their affiliates) that they:

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have no right, title or interest in or to, or license or right to use, (i) (A) the Metromedia logo, (B) the trade name, trademark and corporate name “Metromedia”, (C) any domain names or other trademarks, service marks, trade names, brand names, trade dress, designs, logos, corporate names and other indicia of origin, whether registered or unregistered (and any registrations or applications therefore), and the goodwill associated exclusively therewith, owned by Metromedia Company and (D) any variations or derivations of any of the foregoing (collectively, the “Metromedia Master Marks”), or (ii) any domain names or other trademarks, service marks, trade names, brand names, trade dress, designs, logos, corporate names and other indicia of origin (whether registered or unregistered) incorporating any of the Metromedia Master Marks, other than as set forth in the License Agreement;

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will not at any time contest the validity of Metromedia Company’s (or any of its affiliates’) title to, or any of Metromedia Company’s (or any of its affiliates’) rights in or to, any of the Metromedia Master Marks; and

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will not at any time register or apply to register any Metromedia Master Marks or any domain names or other trademarks, service marks, trade names, brand names, trade dress, designs, logos, corporate names and other indicia of origin incorporating the Metromedia Master Marks anywhere in the world.

          The Merger Agreement further provides that, at or as soon as possible following the first anniversary of the Acceptance Date, but in no event later than five business days following the first anniversary of the Acceptance Date, Parent and Purchaser will, and will cause their affiliates to:

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cease all uses whatsoever of the Metromedia Master Marks, without benefit of any additional sell off or transitional period, and will not, and will cause their affiliates not to, at any time thereafter, use any Metromedia Master Mark in connection with the business or operation of the Company or the Surviving Corporation or otherwise use any Metromedia Master Mark as a trade name, trademark, service mark, domain name or otherwise, without the express written consent of Metromedia Company; and

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cease use of all advertising, promotional materials, letterhead, business cards, vehicles, websites, signage, buildings, broadcasting, packaging, labeling, invoices, documents, and any other materials whatsoever used in connection with the business or operation of the Company or the Surviving Corporation or any of its affiliates and bearing any Metromedia Master Mark or will cause the Metromedia Master Marks to be removed from all such materials prior to their use.

          In order to assist Parent in preparation for the foregoing obligations under the Merger Agreement, the Company has agreed to use commercially reasonable efforts to take all actions prior to the first anniversary of the Acceptance Date reasonably requested by Parent.

          Back-End Merger. The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Parent will, and will cause Purchaser to, use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, as promptly as reasonable, the Merger.

          Preferred Stock. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to cause the Company to comply with all of the provisions of the Certificate of Designation (including Section 5 thereof) from and after the Acceptance Date.

          The Merger Agreement provides also that, following consummation of the Merger, in the event any holder of Common Shares or Preferred Shares demands and perfects such holder’s right to dissent from the Merger and seek an appraisal of such holder’s Shares or Preferred Shares, then for so long as there is any pending appraisal proceeding before a court of competent jurisdiction pursuant to Section 262 of the DGCL, the Surviving Corporation will not, and Parent will cause the Surviving Corporation not to, directly or indirectly, sell, lease, pledge or exchange any property, pay any dividend or make any distribution to its shareholders or any affiliate of its shareholders, unless in any such case the aggregate value of the assets of the Company following such transaction is equal to or exceeds the sum of (x) 200% of the product of the number of Common Shares in respect of which there is a pending appraisal proceeding at the time of such transaction multiplied by the Merger Consideration and (y) the number of Preferred Shares in respect of which there is a pending appraisal proceeding at the time of such transaction multiplied by the Liquidation Preference (as defined in the Certificate of Designation) of the Preferred Shares, provided that this provision of the Merger Agreement will not prohibit any sale, lease, pledge or exchange of property to any third party that is not an affiliate of the Company, Parent or its shareholders (or any affiliate of Parent’s shareholders) for fair market value; provided, further, that in the event of a sale, lease, pledge or exchange referenced in the preceding proviso, the Surviving Corporation will not, and Parent will cause the Surviving Corporation not to, directly or indirectly, pay any dividend or make any loan or distribution to its shareholders or any affiliate of its shareholders unless the aggregate value of the assets of the Company following such dividend, loan or distribution is equal to or exceeds the amounts referenced in clauses (x) and (y) above. These provisions of the Merger Agreement are designed to provide credit protection and security for any potential claim a dissenting holder might have against the Company or the Surviving Corporation as a result of the final resolution of such pending appraisal proceeding.

          Financial Information. The Merger Agreement provides that, in the event that, following consummation of the transactions contemplated by the Merger Agreement, the Company’s securities are deregistered pursuant to Section 12 of the Exchange Act and any of the Company’s securities are held by holders other than Parent, Purchaser or their respective affiliates, and notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will use reasonable commercial efforts to timely prepare and make available to its stockholders (which may be done by posting such materials on the Company’s website), without cost to such stockholders, quarterly and annual financial statements prepared in accordance with generally accepted accounting principles in the United States, the United Kingdom or adopted by the International Accounting Standards Board, as determined by the Company.

          Other Covenants and Agreements. The Merger Agreement contains additional agreements among the Company, Purchaser and Parent relating to, among other things:

•	providing Parent access to the Company’s properties, contracts, commitments, books and records;

•	notices of certain events, and cooperation to mitigate any adverse consequences of those events;

•	the filing of documents with the SEC;

•	the issuance of a press release announcing the execution of the Merger Agreement;

•	actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover statutes;

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the opportunity for Parent to participate in the defense or settlement of stockholder litigation against the Company or its directors of officers relating to the transactions contemplated by the Offer and the Merger Agreement;

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delivery by the Company of an affidavit stating that the Company has not been a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Tax Code, at any time in the five-year period ending on the Expiration Date; and

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the obligation of the Company and, after the Acceptance Date and prior to the Effective Time, of Parent to take all necessary actions to cause the transactions contemplated by the Merger Agreement, including any dispositions of Common Shares (and derivative securities with respect to Common Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Merger. The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Purchaser has accepted for purchase the Common Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied if Purchaser fails, in breach of the Merger Agreement, to accept for purchase any Common Shares tendered pursuant to the Offer;

•	any subsequent offering period made available by Purchaser has expired;

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unless a short-form merger can be consummated, the affirmative vote of the holders (including Purchaser and its affiliates following Purchaser’s acceptance of Common Shares for payment under the Offer) of a majority of the outstanding Common Shares has been obtained; and

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no governmental entity of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction or similar legal restraint or prohibition that remains in effect that enjoins or otherwise prohibits consummation of the Merger.

Termination. The Merger Agreement may be terminated, and the Offer or the Merger may be abandoned, at any time prior to the Acceptance Date, as follows:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent, if Purchaser has not have accepted for payment and paid for Shares pursuant to the Offer on or before December 31, 2007 (the “End Date”);

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by either the Company or Parent, if any governmental entity has issued or entered an order, injunction or similar legal restraint permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, injunction or legal restraint has become final and non-appealable;

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by the Company, if Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in Merger Agreement, which breach or failure to perform:

•

would (A) reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Purchaser to satisfy the conditions to the Offer or the conditions precedent to the Merger or to consummate the Merger, the Offer and the other transactions contemplated by the Merger Agreement, or (B) result in a failure of the conditions to the Offer or any conditions to the Merger to be capable of being satisfied, or the Offer to be consummated, by the End Date; and

	•	such breach or failure to perform is not curable or, if curable, is not cured by Parent or Purchaser within thirty days after written notice thereof is given by the Company to Parent;

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by the Company, if all of the conditions to the Offer (excluding conditions that, by their terms, cannot be satisfied until the Expiration Date, but that would be reasonably capable of being satisfied as the Expiration Date) are satisfied or waived and Parent and Purchaser fail to accept for payment or pay for any tendered Shares in accordance with their obligations under the Merger Agreement;

•	by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in Merger Agreement, which breach or failure to perform:

	•	would result in a failure of the conditions to the Offer or any conditions set to the Merger to be capable of being satisfied, or the Offer to be consummated, by the End Date; and

	•	such breach or failure to perform is not curable or, if curable, is not cured by the Company within thirty days after written notice thereof is given by Parent to the Company;

•

by the Company, if the Company’s board of directors has approved, endorsed or recommended any Superior Proposal in accordance with the Merger Agreement (provided that any such purported termination will be void and of no force and effect unless, prior to or concurrently with and as a condition to the effectiveness of such termination, the Company pays the Termination Fee (as defined below) and the Termination Expenses (as defined below) as set forth in the Merger Agreement);

•	by Parent, if the Company’s board of directors:

	•	has effected a Change of Recommendation in accordance with the Merger Agreement; or

	•	has approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any Alternative Proposal; or

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by either the Company or Parent, if the conditions to the Offer have not been satisfied or waived at any scheduled Expiration Date and the offering period of the Offer is not extended in accordance with the Merger Agreement, provided that (after giving effect to any tolling of the offering period of the Offer in accordance with the Merger Agreement), Parent may not terminate the Merger Agreement under this provision if it is in breach of its obligation, if any of the conditions to the Offer have not been satisfied or waived at any scheduled expiration date of the Offer, to extend the Offer until such conditions are satisfied or waived, the Merger Agreement is terminated or it becomes reasonably apparent that such conditions are not reasonably capable of being satisfied by the End Date (such extensions not to exceed in the aggregate twenty business days).

          Termination Fee Payable by the Company; Termination Expenses. The Company has agreed that, if the Merger Agreement has been terminated:

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by Parent or the Company because (x) Purchaser has not accepted for payment and paid for the Common Shares pursuant to the Offer on or before the End Date or (y) the conditions to the Offer have not been satisfied or waived at any scheduled Expiration Date and the Offer is not extended in accordance with the Merger Agreement, and (A) at any time prior to such termination a bona fide Eligible Alternative Proposal (as defined below) has been publicly announced or has been made or submitted to the Company and has not been withdrawn, (B) concurrently with such termination or within twelve months after the date of such termination the Company or any of its subsidiaries (x) consummates an Eligible Alternative Proposal or (y) enters into a definitive agreement with respect to an Eligible Alternative Proposal and such Eligible Alternative Proposal is subsequently consummated, and (C) such termination was not due to a material breach by Parent or Purchaser of their obligations under the Merger Agreement, then the Company will pay Parent (1) $5,500,000 (the “Termination Fee”) and (2) an amount, not to exceed $2,000,000, equal to the all actual and reasonable documented out-of-pocket expenses (including all attorneys’, accountants’ and other professionals’ fees and expenses) incurred by Parent, Purchaser or their affiliates in connection with or related to the Merger Agreement or the transactions contemplated by the Merger Agreement (the “Termination Expenses”);

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by Parent (x) because the Offer is not consummated by the End Date due to a material breach by the Company or (y) the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of the following conditions to be capable of being satisfied by the End Date: (A) the condition to the offer (1) that any representations or warranties of the Company be true and correct as of the date of the Merger Agreement and as of the Expiration Date, except to the extent expressly made as of an earlier date, in which case as of such date, and except where such failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company

Material Adverse Effect, or (2) that the Company shall have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by the Company prior to the Expiration Date, or shall have cured any failure to perform such obligations or to comply with such covenants prior to the Expiration Date, or (B) any of the conditions to the parties’ obligation to effect the Merger and the other transactions contemplated by the Merger Agreement, and (ii) such breach or failure to perform is not curable or, if curable, is not cured by the Company within thirty days after written notice of such breach or failure to perform is given by Parent to the Company, then (A) the Company will pay Parent the Termination Expenses and (B) if, concurrently with such termination or within twelve months after the date of such termination the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any Eligible Alternative Proposal, then the Company will also pay Parent the Termination Fee;

•

by the Company because its board of directors has approved, recommended or endorsed a Superior Proposal, then the Company will pay Parent the Termination Fee (which shall be payable prior to or concurrently with and as a condition to the effectiveness of such termination) and the Termination Expenses; or

•	by Parent because of a Change of Recommendation by the Company’s board of directors, then the Company will pay Parent the Termination Fee and the Termination Expenses.

          “Eligible Alternative Proposal” means (i) any proposal, inquiry, indication of interest or offer from any person or group of persons (other than Parent or any of its subsidiaries) for a merger, consolidation, business combination, sale, transfer or similar transaction involving at least 50% of the Company’s assets (or any subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, not including any interest not owned by the Company or any of its subsidiaries) or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company and its subsidiaries (or any subsidiary or subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, not including any interest not owned by the Company or any of its subsidiaries), in each case other than the Offer, the Merger or any other transactions contemplated by the Merger Agreement and other than in respect of any interest not owned by the Company or any of its subsidiaries.

          The Merger Agreement provides that, except as described above, the Termination Fee is payable by the Company within two business days after the date of the event giving rise to the obligation to pay the Termination Fee. Termination Expenses are payable by the Company within two business days after receipt by the Company of reasonable documentation with respect to such Termination Expenses.

          Termination Fee Payable by Parent. The Merger Agreement provides that Parent will pay the Company a termination fee of $10,000,000 (the “Parent Termination Fee”) if:

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the Merger Agreement is terminated by either the Company or Parent because Purchaser has not accepted for payment and paid for the Common Shares pursuant to the Offer on or before the End Date due to a material breach of Parent or Purchaser;

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the Merger Agreement is terminated by the Company because Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would (A) reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Purchaser to timely consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement or (B) result in a failure of any conditions to the Offer or any of the conditions to the Merger and the other transactions contemplated by the Merger Agreement to be capable of being satisfied, or the Offer to be consummated, by the End Date, and (ii) is not curable or, if curable, is not cured by Parent or Purchaser within thirty days after written notice of such breach or failure to perform is given by the Company to Parent; or

•

the Merger Agreement is terminated by the Company if (x) all of the conditions to the Offer (excluding conditions that, by their terms, cannot be satisfied until the Expiration Date, but which would be reasonably capable of being satisfied at the Expiration Date) are satisfied or waived, and (y) Parent and Purchaser fail to accept for payment or pay for any tendered Common Shares in accordance with their obligations under the Merger Agreement.

          The Parent Termination Fee is payable by Parent upon termination of the Merger Agreement. Upon payment of the Parent Termination Fee, neither Parent nor Purchaser will have any further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement. Under no circumstances will Parent be required to pay the Parent Termination Fee on more than one occasion. Parent has delivered to the Company a letter of credit, in form reasonably satisfactory to the Company, issued by Barclays Bank, respectively, with a face amount of $10,000,000, in order to secure the obligation to pay the Parent Termination Fee to the Company. In the event the conditions to the termination of such letter of credit set forth therein are satisfied, the Company will promptly execute and deliver to the financial institution that issued such letter of credit a written certificate or statement, in the form attached to such letter of credit or otherwise required by such financial institutions, certifying on behalf of the Company that the conditions to the termination of such letter of credit have been satisfied and that such letter of credit should as a result be terminated.

          Amendment and Waiver. At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. After receipt of the approval of the Merger and the approval and adoption of the Merger Agreement by the stockholders of the Company, if applicable, if any such amendment or waiver by applicable law requires further approval of the stockholders of the Company, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of the Company. No failure or delay by the Company or Parent in exercising any right under the Merger Agreement will operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

          The Tender and Support Agreements.

          Each of the following individuals, as holders of the Common Shares set forth next to their respective names below, entered into a Tender and Support Agreement, dated as of July 17, 2007 (the “Support Agreement”), with Parent and Purchaser:

Stockholders	Number of Common Shares

Mark S. Hauf	Up to 9,100,000[1]

[1]

An award of up to 9,110,000 of restricted Common Shares was granted by the Company to Mr. Hauf on May 25, 2007 pursuant to the Metromedia International Group, Inc. 2007 Stock Incentive Plan (the “Stock Incentive Plan”). These restricted Common Shares are subject to transfer and forfeiture conditions outlined in the Stock Incentive Plan and a Restricted Stock Award Agreement, dated as of May 25, 2007 (the “Restricted Stock Award Agreement”) between Mr. Hauf and the Company. Of the total number of Common Shares subject to the restricted stock award, 2,610,000 were granted in order to make Mr. Hauf whole, on a net after-tax basis, for potential “golden parachute” excise taxes in the event of a change in control of the Company in which shareholders of the Company receive cash consideration. These restricted Common Shares will vest only to the extent necessary to cover such excise taxes and will be forfeited to the extent not necessary for that purpose. The remainder of the award, 6,500,000 restricted Common Shares, will vest immediately (i) upon a change in control of the Company, (ii) upon termination of Mr. Hauf’s employment by the Company

Metromedia Company	12,415,455

Anita H. Subotnick & Stuart Subotnick JT Ten	231,225

Stuart Subotnick	83,100

The Trust, dated as of May 30, 1984, as amended and restated, John W. Kluge, as grantor, and John W. Kluge, David Finkelstein and Stuart Subotnick, as trustees	4,604,548

News America Incorporated	9,136,744

          The Support Agreement, among other things, (i) restrict the transfer of Common Shares held by the applicable stockholder, (ii) obligates the stockholder to vote his or her Common Shares in favor of the adoption of the Merger Agreement and in favor of each of the other actions contemplated by the Merger Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, and (iii) obligates such stockholder to tender all of his or her Common Shares in the Offer, all pursuant to the terms and subject to the conditions set forth in the Tender and Support Agreement.

          In addition, each stockholder who entered into the Support Agreement granted an irrevocable proxy appointing persons designated by Parent as such shareholder’s attorney-in-fact and proxy to vote and exercise all voting and related rights with respect to such stockholder’s Common Shares (including any Common Shares each such stockholder may acquire in the future).

          The aggregate number of Common Shares owned by the stockholders who have entered into the Support Agreement is 35,581,072. Based on the number of Common Shares outstanding as of July 13, 2007, the number of Common Shares owned by the stockholders who have entered into the Support Agreement represent approximately 34.46% of the issued and outstanding Common Shares.

without cause, (iii) if Mr. Hauf resigns for good reason, (iv) upon Mr. Hauf’s death or (v) upon the termination of Mr. Hauf’s employment by the Company due to Mr. Hauf’s disability. (The term “change in control” has the same meaning as in the Stock Incentive Plan. The terms “cause,” “good reason” and “disability” are defined in the Restricted Stock Award Agreement.)

          The foregoing summary of the Support Agreement qualified in its entirety by reference to the Support Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO.

          Confidentiality Agreements. On April 10, 2007, Salford Georgia entered into a confidentiality agreement with the Company in connection with the proposed transaction. On May 10, 2007, Sun Capital entered into a confidentiality agreement with the Company in connection with the proposed transaction. Under each of the confidentiality agreements, Salford and Sun Capital agreed, subject to certain exceptions, to keep confidential any non-public information provided by the Company. In addition, Salford and Sun Capital agreed to certain “standstill” provisions. On June 27, 2007, Compound, Sun Capital and the Company entered into a letter agreement, pursuant to which the Company permitted Sun Capital to share with Compound confidential information about the Company, and Compound agreed to be bound by the terms of the confidentiality agreement between Sun Capital and the Company.

          The foregoing summary of the confidentiality agreements is qualified in its entirety by reference to the confidentiality agreements, each of which is incorporated herein by reference. A copy of each confidentiality agreement is filed as an exhibit to the Schedule TO. The confidentiality agreements may be examined and copies may be obtained in the manner set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

14.	DIVIDENDS AND DISTRIBUTIONS

          As discussed in Section 13 entitled “Transaction Documents” of this Offer to Purchase, the Merger Agreement provides that, between the date of the Merger Agreement and the date on which a majority of the Company’s directors are designees of Parent or Purchaser, without the prior written consent of Parent, the Company may not make, declare or pay any dividend, or make any other distribution with respect to, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any Shares or any other securities of the Company or any of its subsidiaries, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for Shares or any other securities of the Company or any of its subsidiaries, except (x) in connection with cashless exercises or similar transactions pursuant to the exercise of Company stock options or other awards issued and outstanding as of the date hereof under the Company’s stock plans or permitted hereunder to be granted after the date hereof, (y) paid by subsidiaries of the Company in the ordinary course of business consistent with past practice or (z) Shares issued by the Company upon conversion of Preferred Shares in accordance with Section 8 of the certificate of designation.

15.	CERTAIN CONDITIONS TO THE OFFER

          Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment of any tendered Common Shares if (i) the number of Common Shares tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with the Merger Agreement, is less than the sum of (x) 63,300,000 Common Shares plus (y) the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice of election duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date to exercise a Company stock option or warrant or to convert Preferred Shares into Common Shares) after the date of the Agreement and prior to the Expiration Date (such number, the “Original Minimum Condition”), or (ii) any of the following events has occurred and is continuing as of any scheduled expiration date of the Offer:

•

a governmental entity of competent jurisdiction has enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer, the Top-Up Option or the Merger;

•	the Merger Agreement has been terminated by the Company, Purchaser or Parent in accordance with its terms;

•

(i) any of the representations and warranties of the Company set forth in the Merger Agreement relating to the capitalization of the Company or the stockholder vote required to approve the Merger was not true and correct in all respects (except for, in the case of the representations and warranties relating to capitalization, inaccuracies that are de minimis in the aggregate), in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement was not true and correct, in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

•

the Company has not performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform has not been cured prior to the Expiration Date; or

•	since the execution of the Merger Agreement, there shall have occurred a Company Material Adverse Effect.

          The Merger Agreement provides further that Purchaser may on a single occasion decrease the Original Minimum Condition to a level not less than (x) 56,182,474 Common Shares plus (y) 50% of the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of the Merger Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”). The terms “Original Minimum Condition” and “Lowered Minimum Condition” are used as applicable and are collectively referred to as the “Minimum Condition” in this Offer to Purchase.

          Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions (other than any such circumstances caused by or substantially contributed to by any breach by Parent or Purchaser of any of their representations, warranties, covenants agreements or obligations under the Merger Agreement) and may be waived by Purchaser in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the exercise of the reasonable good faith judgment of Purchaser and subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Common Shares.

16.	CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

          General. Except as described in this Section 16, Parent and Purchaser are not aware of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein.

          Antitrust. The transaction contemplated by the Merger Agreement are not subject to the notification filing requirements under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder.

          State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

          Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15 percent or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company board of directors has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

          Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Common Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Common Shares tendered.

          Exchange Act Registration. The Common Shares and the Preferred Shares are currently registered under the Exchange Act. Such registration may be revoked by the SEC in connection with the Company’s failure to file periodic reports or terminated by the Company, upon application to the SEC, if there are fewer than 300 record holders of Common Shares or Preferred Shares, as the case may be, following the consummation of the Offer. If the Company’s equity securities were deregistered under the Exchange Act, all public trading in the Common Shares and the Preferred Shares, including the trading on the Pink Sheets, would immediately cease.

          Moreover, the revocation or termination of the registration of the Company’s equity securities under the Exchange Act would cease the Company’s ongoing reporting obligations under Section 13(a) of the Exchange Act, which would substantially reduce the information required to be furnished by the Company to holders of Common Shares or Preferred Shares and to the SEC. However, the Merger Agreement provides that in such event the Company would continue to provide certain financial information to holders of the Preferred Shares on a quarterly and annual basis.

          Such revocation or termination would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, inapplicable to the Company. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). See Section 7 entitled “Effect of the Offer on the Market for the Company’s Shares; Amex Delisting and Pink Sheets; Exchange Act Registration” of this Offer to Purchase.

17.	APPRAISAL RIGHTS

          No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, at the effective time of the Merger, stockholders (other than those who tendered their Common Shares pursuant to the Offer) will have certain rights pursuant to the provisions of Section 262 of the DGCL (the “Appraisal Provisions”) to dissent and demand appraisal of their Shares or Preferred Shares, as the case may be. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Common Shares or Preferred Shares, as the case may be. If a stockholder and the Surviving Corporation do not agree on such fair value, the stockholder will have the right to a judicial determination of the fair value of their Common Shares or Preferred Shares, as the case may be, as of the time of the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Common Shares or Preferred Shares, as applicable. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Common Shares or Preferred Shares.

          In determining fair value, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the price per share to be paid for the Common Shares in the Merger or the market value of the Common Shares or the Preferred Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per share of the Common Shares in the Offer or the Merger Consideration.

          The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. Failure to follow the steps required by the Appraisal Provisions for perfecting appraisal rights may result in the loss of such rights.

18.	CERTAIN FEES AND EXPENSES

          Mellon Investor Services has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Common Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

          Mellon Investor Services has also been retained by Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

          Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

19.	MISCELLANEOUS

          The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Common Shares (excluding Common Shares beneficially owned by Parent or Purchaser). This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

          Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

CAUCUSCOM MERGERCO CORP.

CAUCUSCOM VENTURES L.P.

JULY 18, 2007

Schedule I

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS
AND THE EXECUTIVE OFFICERS OF PARENT AND PURCHASER AND
CONTROLLING AFFILIATES

          Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the directors and officers of Parent and Purchaser and their noteworthy affiliates. The business address of each person listed below is CaucusCom Ventures L.P., c/o Salford, Norfolk House, 31 St James’s Square, London SW1Y 4JJ, United Kingdom.

          The officers and directors of Purchaser are Mr. Peter Nagle, President and Mr. Graydon Philip Bellingan, Secretary. Parent is the sole stockholder of Purchaser. The general partner of Parent is Caucus Carry Management L.P., a British Virgin Islands limited partnership. The general partner of Caucus Carry Management L.P. is Caucus Telecom Management Ltd., a British Virgin Islands company. The members of the board of directors of Caucus Telecom Management Ltd. are Messrs. Graydon Philip Bellingan, William Alan McIntosh, Peter Nagle, and Irakli Rukhadze.

          None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

          None of the persons listed below (i) owns either beneficially or of record, or has contractual right to acquire, any securities of the Company, or (ii) has benefited from any transaction in any securities of the Company during the past two years, or (iii) has any contracts or arrangements with regard to any securities of the Company.

Name	Current Principal Occupation or Employment and Five-Year Employment History

Graydon Philip Bellingan

Currently, Mr. Bellingan serves as the Secretary of Purchaser and a member of the board of Caucus Telecom Management Ltd., the general partner of Caucus Carry Management L.P., the general partner of Parent. Since November 2006, Mr. Bellingan has been an Associate at Sun Capital Partners Ltd., a U.K.-based company specializing in private investments. From May 2003 to November 2006, Mr. Bellingan was Executive Director of UBS AG in Zurich. From May 1999 to April 2003, Mr. Bellingan was a Director at Capco Group Holdings Ltd. Mr. Bellingan is a U.K. and South African citizen.

William Alan McIntosh

Currently, Mr. McIntosh serves as a member of the board of Caucus Telecom Management Ltd., the general partner of Caucus Carry Management L.P., the general partner of Parent. Mr. McIntosh is one of the founders and Executive Director of Pearl Group Ltd., and has held this position since 2003. From

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2001 to 2003, Mr. McIntosh has been a director of Sun Capital Partners Ltd., a U.K.-based company specializing in private investments. Mr. McIntosh is a U.K. citizen.

Irakli Rukhadze

Currently, Mr. Rukhadze serves as a Managing Director of Salford Georgia, the local Georgian office of Salford Capital Partners Inc., an international private equity and investment firm based in the British Virgin Islands. From 2001 to 2003, Mr. Rukhadze was one of the founders of and partner at Argo Ventures LLC, a venture capital advisory firm focused on the technology and telecommunications industries. Mr. Rukhadze is a U.S. citizen.

Peter Nagle

Currently, Mr. Nagle serves as President of Purchaser and a member of the board of Caucus Telecom Management Ltd., the general partner of Caucus Carry Management L.P., the general partner of Parent. From 2002 to present, Mr. Nagle has served as a partner and Chief Investment Officer of Salford Capital Partners Inc., an international private equity and investment firm based in the British Virgin Islands. From 2000 to 2002, Mr. Nagle served as a Director of Investment Banking at Merrill Lynch in London. Mr Nagle is a U.S. citizen.

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